HURON INVESTMENT FUND, INC.

Statement of Assets and Liabilities

June 30, 1997

(Unaudited)

Assets
Investments, at value (@ cost $1,017,613,482)               $   1,320,443,247
Cash                                                                   64,235
Dividends receivable                                                1,395,000
Interest receivable                                                    89,440
Receivable for Securities Sold - Unsettled Trades                     229,784
Deferred Organizational Costs                                           5,607
Prepaid expenses                                                       29,583

   Total Assets                                                 1,322,256,896

Liabilities
AMPS Dividend Payable                                               1,557,647
Accrued expenses                                                      928,465
Notes payable                                                         213,500
Accrued interest expense                                                5,343

   Total Liabilities                                                2,704,955

   Net Assets                                               $   1,319,551,941

Net assets are represented by:
Series A Auction Market Preferred Stock, $.01 par value
     at liquidation preference $100,000 per share, 1,000 shares
     authorized, issued and outstanding                           100,000,000
Series B Auction Market Preferred Stock, $.01 par value
     at liquidation preference $100,000 per share, 1,000 shares
     authorized, issued and outstanding                           100,000,000
Series C Auction Market Preferred Stock, $.01 par value
     at liquidation preference $100,000 per share, 1,000 shares
     authorized, issued and outstanding                           100,000,000
Series D Auction Market Preferred Stock, $.01 par value
     at liquidation preference $100,000 per share, 1,000 shares
     authorized, issued and outstanding                           100,000,000
Series E Auction Market Preferred Stock, $.01 par value
     at liquidation preference $100,000 per share, 500 shares
     authorized, issued and outstanding                            50,000,000
Common stock at par value, $.01 per share, 199,995,500 shares
     authorized, 61,376,240.20 shares issued and outstanding          613,762
Additional paid-in capital                                        563,148,640
Undistributed Net Gains                                             2,959,773
Net unrealized appreciation of investments                        302,829,766

   Net Assets                                               $   1,319,551,941

   Net asset value per common shares outstanding            $           14.17

See accompanying notes to the financial statements.
HURON INVESTMENT FUND, INC.

Statement of Operations

For the period from January 1, 1997 to June 30, 1997

(Unaudited)



Investment income:
       Dividend income                                      $       9,506,133
       Interest income                                                333,155

         Total investment income                                    9,839,288

Expenses:
   Broker dealer fee                                                  474,330
   Legal fees                                                               0
   Rating agencies fees                                                 3,917
   Independent auditors                                                11,525
   Auction agent fee                                                   12,778
   Administration fees                                              1,479,879
   Directors fees and expenses                                          5,393
   Interest expense                                                     9,124
   Insurance                                                            7,079
   Investment management fee                                           59,752
   Organizational Cost                                                    793
   Other expenses                                                       4,571

        Total expenses                                              2,069,141

        Net investment income                                       7,770,147

Net realized and unrealized gains on investments:
   Net realized gain on investments:
        Proceeds from sales                 $    23,832,843
        Cost of securities sold                 (18,261,804)
                                                                    5,571,039
   Unrealized appreciation of investments:
        Beginning of period                     133,166,595
        End of period                           302,829,765
   Increase in net unrealized appreciation of investments         169,663,170

        Net increase in net assets resulting
           from operations                                  $     183,004,356


See accompanying notes to the financial statements.







HURON INVESTMENT FUND, INC.

Statement of Changes in Net Assets

For the period from January 1, 1997 to June 30, 1997 and for the period from March 4, 1996 (commencement of operations) to December 31, 1996

(Unaudited)

                                               For the six
                                              months ended        For the
                                              June 30, 1997    period ended
                                               (Unaudited)   December 31, 1996
From operations:
   Net investment income                    $     7,770,147        12,422,412
   Net realized gain on investments               5,571,039         2,495,394
   Net change in unrealized appreciation
        on investments                          169,663,170       133,166,595

        Increase in net assets resulting
           from operations                      183,004,356       148,084,401

Dividends to stockholders from net
   investment income:
   Auction market preferred stock                (7,770,147)      (13,751,745)
   Common stock                                           0        (1,166,061)
                                                 (7,770,147)      (14,917,806)

Dividends to stockholders from net realized gains:
   Auction market preferred stock                (2,611,265)                0
   Common stock                                           0                 0
                                                 (2,611,265)                0

        Decrease in net assets resulting from
           dividends to stockholders            (10,381,412)      (14,917,806)

Increase (decrease) from capital share transactions:
   Issuance of auction market preferred stock             0       450,000,000
   Issuance of common stock                               0       613,762,402
   Return of additional paid in capital to
        common stockholder                                0       (50,000,000)

                                                          0     1,013,762,402

        Total increase in net assets            172,622,944     1,146,928,997

Net assets:
   Beginning of period                        1,146,928,997                 0

   End of period                            $ 1,319,551,941     1,146,928,997


See accompanying notes to the financial statements.

HURON INVESTMENT FUND, INC.

Financial Highlights

For the period from January 1, 1997 to June 30, 1997, the period
March 4, 1996 (commencement of operations) through December 31, 1996



                                                      For the six
                                                      months ended
                                                      June 30, 1997
                                                      (Unaudited) 1996 (1)

For a share of common stock outstanding
     throughout the period:
 Net asset value, beginning of period                $    11.36      10.00
 Net investment income                                     0.13       0.20
 Net realized and unrealized gains
    (losses) on investments                                2.85       2.21

      Total from investment operations                     2.98       2.41

Less distributions from net investment income
     and net realized gains:
 Common share equivalent of dividends
    paid to AMPS holders                                  (0.17)     (0.22)
 Dividends paid to common shareholders                     0.00      (0.02)

Less distributions from net paid-in capital:
 Return of capital paid to common
    shareholders                                           0.00      (0.81)

      Total distributions                                 (0.17)     (1.05)

Net asset value, end of period                       $    14.17      11.36

Total investment return                                   15.96%     24.13%(2

Net assets at end of period (000s)                    1,319,552  1,146,929

Ratio of expenses to average net assets
     applicable to common stock                            0.17%      0.33%(3

Ratio of net investment income to average net
     assets applicable to common stock (4)                -0.21%     -0.12%(3

Portfolio turnover                                         0.34%      5.47%

Average commissions paid on equity
     securities transactions                         $   0.0161     0.0200

 (1)For the period March 4, 1996 (commencement of operations) to December 31, 1996.
 (2)Total investment return for the period; not annualized.
 (3)Annualized.
 (4)Net investment income is adjusted for distributions paid to auction market preferred stock("AMPS") holders.

See accompanying notes to financial statments.



                       HURON INVESTMENT FUND, INC.

                     Notes to the Financial Statements

                               June 30, 1997

                                (Unaudited)


(1) Organization and Significant Accounting Policies

    The Huron Investment Fund, Inc. (the "Fund") is registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended. The Fund commenced investment operations on March 4, 1996.

    The Fund's objective is long-term capital appreciation with income as a secondary objective. The Fund's investments consist primarily of common stocks of large, medium and small capitalization U.S.
      companies, non-U.S. companies whose shares are listed on a U.S. exchange and American depository receipts of non-U.S. companies that are traded in the U.S. The Fund's investment portfolio must conform to certain rating agency asset coverage tests so long as the Fund has preferred stock outstanding.

    On the date of commencement, the Fund issued 61,376,140.20 shares of common stock with a par value of $.01 at $10 per share in exchange for securities with a value in the aggregate of approximately $613.8 million and 4,000 shares of AMPS with a par value of $.01 at $100,000 per share in exchange for $400 million in cash. In June 1996, the Fund issued an additional 500 shares of AMPS in exchange for $50 million in cash and with the proceeds paid a dividend in the same amount to the common stockholder.

    The following is a summary of significant accounting policies consistently followed by the Fund in preparation of its financial statements.

    (a) Security Valuation

        Investments in securities traded on a national securities exchange
          (or reported on the Nasdaq national market) are valued at the last reported sales price on the primary exchange. Temporary investments are valued at amortized cost which approximates fair value.

    (b) Security Transactions

        Security transactions are accounted for on a trade date basis. The cost of securities sold is determined using the identified cost method. Dividend income is recorded on ex-dividend date and interest income is recorded on the accrual basis.

    (c) Federal Income Taxes

        It is the Fund's policy to comply with the requirements of the Internal
          Revenue Code applicable to regulated investment companies and distribute its taxable income to shareholders. Therefore, no provision for Federal income tax is required.

    (d) Distribution of Income and Gains

        The Fund distributes substantially all of its taxable income in excess of the dividends paid to the preferred stockholders to the common stockholder. Dividends to the common stockholder are declared and paid at least annually. Net capital gains, if any, are generally distributed annually.


                                       2


                           HURON INVESTMENT FUND, INC.

                      Notes to Financial Statements, Continued

                                  (Unaudited)


(1), Continued

        The character of income and gains to be distributed are determined in accordance with income tax regulations which may differ from generally accepted accounting principles. At December 31, 1996 reclassifications were made to the Fund's capital accounts to reflect permanent book/tax differences and income and gains available for distributions under income tax regulations. Net investment income, net realized gains and net assets were not affected by this change.

    (e) Reclassification Policy

        It is the Fund's policy to reclassify certain amounts to conform to the current year's presentation when necessary.

    (f) Use of Estimates

        Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ from these amounts.

    (g) Organization Costs

        Organization costs have been deferred and are being amortized by the Fund on a straight-line basis over five years.

(2) Related Party Transactions

    A collective trust fund for employee benefit plans is the sole common stockholder of the Fund. Certain officers and directors of the Fund are affiliated with the common stockholder. No fees or expenses were paid to the affiliated officers and directors.

    During the six months ended June 30, 1997 and the period March 4, 1996 (commencement of operations) to December 31, 1996, dividends to the common stockholder amounted to $0 and $1,166,061, respectively.

    During the six months ended June 30, 1997 and the period March 4, 1996 (commencement of operations) to December 31, 1996, return of capital distributions to the common stockholder amounted to $0 and approximately $50,000,000 (of which approximately $1,200,000 was considered taxable for IRS purposes), respectively.

    Comerica Bank serves as both custodian and administrator for the Fund and receives a fee based on a percentage of net assets outstanding at the end of the fiscal year. An affiliate of Comerica Bank serves as investment advisor to the Fund. The annual investment management fee is 0.01% of average equity investments. The administration and management fees are calculated and accrued on a monthly basis.

                                       3


                           HURON INVESTMENT FUND, INC.

                      Notes to Financial Statements, Continued

                                  (Unaudited)


(3) Investment Transactions

    The aggregate cost of securities purchased and the aggregate proceeds of securities sold excluding short-term securities, for the six months ended June 30, 1997 were $18,261,804 and $23,832,843, respectively.

    As of June 30, 1997, the aggregate gross unrealized appreciation and depreciation of investments for Federal income tax purposes, were $352,751,750 and $49,921,984, respectively.

(4) Auction Market Preferred Stock

    The Fund has outstanding at June 30, 1997, 1000 shares each of Series
      A, Series B, Series C and Series D AMPS, and 500 shares of Series E
      AMPS at a liquidation value of $100,000 per share. Dividends are cumulative from the date of original issue and are paid every 49 days at a rate set through a Dutch Auction. The AMPS rates in effect on June 30, 1997 were 4.33%, 4.3%, 4.3%, 4.38% and 4.3% for Series A, Series
      B, Series C, Series D and Series E, respectively.

    Each series of AMPS is redeemable at the option of the Fund in whole, but not in part, at a price of $100,000 per share plus accumulated and unpaid dividends. The Fund is subject to certain asset coverage tests, and the AMPS are subject to mandatory redemption if the tests are not met.

    In addition, the AMPS are subject to mandatory redemption if the Fund ceases to qualify as a regulated investment company or if Merrill Lynch, Pierce, Fenner & Smith Incorporated ceases to be the broker dealer.
      The liquidation value under mandatory redemption of the AMPS is $100,000 per share plus accumulated and unpaid dividends.


(5) Notes Payable

    As of June 30, 1997, the Fund had $213,500 of principal notes outstanding to investors. The notes due on March 15, 2021, bear interest at a floating rate. The interest rate, which resets annually, is set at the one-year U.S. Treasury bill rate plus 3.50%. As of June 30, 1997, the Fund was paying interest at 9.23% per annum.


                              HURON INVESTMENT FUND, INC.

                                Portfolio of Investments
                                     June 30, 1997

                                      (Unaudited)
  No. of
   Shares                                    Market Value
COMMON STOCK

  BUILDING AND CONSTRUCTION                1.87%

                BUILDING EQUIPMENT
     3,100  CHECKFREE CORP                         54,637.50
     2,500  CLARIFY INC                            28,281.25
    39,250  CLAYTON HOMES INC                     564,218.75
     7,500  SIMPSON MFG INC                       198,750.00

                BUILDING MATERIALS
     3,600  ABT BLDG PRODS CORP                    94,500.00
       500  AMERICAN BILTRITE INC                  10,562.50
     2,300  AMERICAN BUILDING CO                   62,100.00
     1,900  AMERON INTERNATIONAL CORP             107,587.50
    13,300  CALGON CARBON CORP                    184,537.50
     3,000  CAVALIER HOMES INC                     30,000.00
     3,900  CENTEX CONSTRUCTION PRODU              76,050.00
    10,000  CHAMPION INTL CORP                    552,500.00
     9,612  D R HORTON INC                         99,724.50
     8,000  DURCO INTERNATIONAL INC               234,000.00
     3,200  ELCOR CORP                             89,200.00
     7,300  EXABYTE                                93,531.25
     4,400  FLORIDA ROCK IND                      178,750.00
     9,800  GEORGIA PACIFIC CORP                  836,675.00
     3,600  GIANT CEMENT HOLDING INC               67,500.00
    50,500  HOME DEPOT                          3,484,500.00
       200  ICC TECHNOLOGIES INC                    1,012.50
     1,600  INTERNATIONAL ALUM CORP                42,400.00
    17,100  LONGVIEW FIBRE CO                     284,287.50
    11,400  LOUISIANA PAC CORP                    240,825.00
     3,200  MARTIN MARIETTA MATERIALS             103,600.00
    17,300  MASCO CORP                            722,275.00
     2,800  MAXXAM INC                            131,075.00
     5,100  NATIONAL SVC INDS                     248,306.25
     1,900  NCI BUILDING SYSTEMS INC               61,512.50
     4,200  NORTEK INC                            101,325.00
     4,200  NVR INC                                64,050.00
    25,600  RPM INC.                              470,400.00
     3,400  SCOTSMAN INDS INC                      96,900.00
     5,300  TRIANGLE PACIFIC CORP                 169,600.00
    16,900  USG CORP NEW                          616,850.00
    11,500  VULCAN MATLS CO                       902,750.00

                CEMENT
     7,600  CALMAT CO                             163,400.00
    37,400  LAFARGE CORP                          916,300.00
     2,000  PUERTO RICAN CEMENT CO                 65,125.00
     5,700  SOUTHDOWN INC                         248,662.50

                CONSTRUCTION EQUIPMENT
     6,200  CMI CORP CL A                          24,800.00
     3,700  GIDDINGS & LEWIS                       77,237.50

                PAINT AND FLAT GLASS
    18,200  SHERWIN WILLIAMS CO                   561,925.00
    23,400  VALSPAR CORP                          693,225.00

                INDUSTRIAL CHEMICALS
    18,700  ALBEMARLE CORP                        393,868.75
     9,200  BETZ LABS INC                         607,200.00
     8,000  DEXTER CORP                           256,000.00
    39,100  ETHYL CORP                            361,675.00
     4,600  FULLER H B CO                         253,000.00
     5,400  GREAT LAKES CHEM CRP                  282,825.00
    19,900  LUBRIZOL CORP                         834,556.25
    18,700  PPG INDUS INC                       1,086,937.50
     6,900  ROHM & HAAS CO                        621,431.25
    11,000  WELLMAN INC                           191,125.00
    18,700  WITCO CORP                            709,431.25

                MISCELLANEOUS
    50,900  ADT LTD                             1,679,700.00
    28,100  AMERICAN STANDARD COS INC           1,257,475.00
     4,960  CHAMPION ENTERPRISES INC               73,780.00
     1,900  CHRISTIANA COS INC.                    75,762.50
     6,000  COMMERCIAL INTERTECH                   83,625.00
     1,400  CORRPRO COS INC                        13,300.00
    12,500  FASTENAL CO.                          612,500.00
     8,800  FLUOR CORP                            485,650.00
     9,700  FOAMEX INTL INC                       127,312.50
     5,850  GRANITE CONSTR INC                    115,537.50
     8,500  JACOBS ENGR GROUP                     228,437.50
     2,054  POTASH CORP SASK INC                  154,179.40
     2,800  SCHULER HOMES INC                      16,100.00
     4,600  ZURN INDUSTRIES INC                   132,250.00

   TOTAL BUILDING AND CONSTRUCTION            $24,709,108.90

  CHEMICALS AND DRUGS                     10.38%

                CHEMICALS
    22,600  AIRGAS INC.                           447,762.50
     9,600  ARCO CHEMICAL CO                      456,600.00
     3,700  BLESSINGS CORP                         38,387.50
     2,200  BUSH BOAKE ALLEN INC                   68,475.00
    23,600  CABOT CORP                            669,650.00
    24,119  CROMPTON & KNOWLES                    536,647.75
    25,900  DOW CHEMICAL CO                     2,256,537.50
   119,200  DUPONT DENEMOURS & CO               7,494,700.00
     8,200  EASTMAN CHEMICAL                      520,700.00
     8,600  FERRO CORP                            318,737.50
     3,900  FMC CORP-NEW                          309,808.20
     9,800  GEON CO                               198,450.00
    11,400  GEORGIA GULF CORP                     331,312.50
     9,300  GRACE W.R & CO.                       512,662.50
    17,200  HANNA M A CO                          495,575.00
    11,300  HERCULES INC                          540,987.50
    30,420  IMC GLOBAL, INC.                    1,064,700.00
     3,300  LANDEC CORP                            19,800.00
    14,900  LAWTER INTL                           188,112.50
     4,300  LEARONAL INC.                         122,550.00
     3,000  LESCO INC OHIO                         55,500.00
    26,500  LYONDELL PETROCHEMICAL                578,031.25
    61,800  MONSANTO CO                         2,661,262.50
    15,300  MORTON INTERNATIONAL INC              461,868.75
     7,200  NALCO CHEM CO                         278,100.00
     2,500  NCH CORP                              156,250.00
     3,500  OIL DRI CORP AMER                      56,218.75
    16,500  OLIN CORP                             644,531.25
     3,900  PETROLITE CORP                        241,312.50
    16,800  PRAXAIR INC                           940,800.00
     5,700  REXENE CORP NEW                        88,706.25
    12,400  SCHULMAN A INC                        305,350.00
    10,400  SIGMA-ALDRICH CORP                    364,650.00
     8,300  SOMATOGEN INC                          38,387.50
     3,600  STEPAN CO.                             88,650.00
     2,000  SYBRON CHEM INDS INC                   39,000.00
     6,200  SYNETIC INC                           229,400.00
    13,900  UNION CARBIDE CORP                    654,168.75
    19,100  UNR INDS INC                          131,312.50
     5,900  WEBB DEL CORP                          95,875.00

                DRUGS
    83,700  ABBOT LABS                          5,586,975.00
     3,900  AGOURON PHARMACEUTICALS               315,412.50
     4,900  ALPHA BETA TECHNOLOGY INC              44,712.50
     9,100  ALZA CORP CL A                        263,331.25
    68,200  AMERICAN HOME PRODUCTS              5,217,300.00
    28,500  AMGEN INC                           1,656,562.50
    10,500  AMYLIN PHARMACEUTICALS                144,375.00
     1,900  AUTOIMMUNE INC                          3,503.13
     6,975  BARR LABS INC                         305,156.25
    16,375  BERGEN BRUNSWIG                       456,453.13
     4,000  BINDLEY WESTN INDS INC.                91,750.00
     1,500  BONE CARE INTERNATIONAL                19,500.00
   108,000  BRISTOL MYERS SQUIBB CO             8,748,000.00
     2,000  CAMBRIDGE NEUROSCIENCE IN               8,250.00
    12,000  CARDINAL HEALTH INC                   687,000.00
     2,800  CARRINGTON LABS INC                    17,500.00
    15,200  CARTER WALLACE INC                    271,700.00
       800  CONNECTICS CORPORATION                  5,600.00
     6,000  COPLEY PHARMACEUTICAL                  43,500.00
     2,900  DEPOTECH CORP                          39,512.50
     9,000  DURA PHARMACEUTICALS INC              358,875.00
     7,094  ELAN PLC ADR                          321,003.50
    15,200  ENGLEHARD CORP                        318,250.00
     3,200  ERGO SCIENCE CORP                      35,200.00
     4,600  FAULDIG INC                            56,350.00
     6,050  FUISZ TECHNOLOGIES LTD                 53,693.75
     3,400  GELTEX PHARMACEUTICAL INC              68,425.00
    41,900  GENENTECH INC SPECIAL COM           2,469,481.25
    13,800  GENSIA PHARMACEUTICALS                 61,237.50
     8,500  GILEAD SCIENCES INC                   234,812.50
    11,800  ICN PHARMACEUTICALS INC               338,512.50
    12,000  ICOS CORP                              99,000.00
     1,100  IGI INC                                 4,812.50
     2,400  INCYTE PHARMACEUTICALS                160,800.00
    12,000  INTERNUERON PHARM INC.                241,500.00
     8,500  ISIS PHARMACEUTICALS                  123,781.25
     9,900  LIDAK PHARMACEUTICAL CL A              21,656.25
    10,000  LIGAND PHARMACEUTCAL CL B             128,750.00
    58,700  LILLY ELI & CO                      6,416,643.75
     4,300  MAGAININ PHARMACEUTICALS               31,175.00
     4,000  MATRITECH INC                          27,750.00
     5,900  MATRIX PHARMACEUTICAL INC              39,456.25
    14,200  MCKESSON CORP NEW                   1,100,500.00
   130,500  MERCK & CO., INC                   13,351,846.50
    40,300  MYLAN LABS INC                        594,425.00
     3,500  NEOPROBE CORP                          49,000.00
       800  NEOSE TECHNOLOGIES INC                 10,200.00
     4,100  NEUROCRINE BIOSCIENCES IN              36,900.00
     3,700  NEUROGEN CORP                          84,175.00
    10,200  NORTH AMERN VACCINE                   196,987.50
    25,100  PERRIGO CO.                           313,750.00
    68,900  PFIZER INC                          8,233,550.00
    53,300  PHARMACIA & UPJOHN INC              1,852,175.00
     2,700  PHARMACOPEIA INC                       35,775.00
     9,600  RIBI IMMUNOCHEM RESH INC               44,400.00
     7,800  SCHERER R P CORP DEL                  402,675.00
    79,400  SCHERING PLOUGH                     3,801,275.00
     6,800  SEPRACOR INC                          175,525.00
     2,100  SONUS PHARMACEUTICALS INC              59,062.50
     8,100  TWINLAB CORP                          194,400.00
     5,700  VICAL INC                              72,675.00
    29,100  WARNER-LAMBERT                      3,615,675.00
    12,000  WATSON PHARMACEUTICALS                507,000.00
    17,700  XOMA CORP                              85,181.25

                COSMETICS
     6,000  ALBERTO CULVER CO CL B                168,000.00
    14,000  AVON PRODUCTS INC                     987,875.00
     3,000  FOSSIL INC                             53,250.00
    10,900  HERBALIFE INTL INC                    177,125.00
     1,650  INBRAND CORP                           49,500.00
    11,600  INTL FLAVORS & FRAGRANCES             585,800.00
     3,800  JEAN PHILIPPE FRAGRANCES               23,750.00
    18,400  LAUDER ESTEE COS INC                  924,600.00
    11,300  PLAYTEX PRODUCTS INC                  105,937.50
     4,363  THERMOLASE CORP                        61,082.00

                HEALTH PRODUCTS/CARE
     4,000  ACCESS HEALTH INC                      98,000.00
     9,100  ACUSON COM                            209,300.00
     2,000  ADVANCED MAGNETICS INC                 21,750.00
     6,900  ALLERGAN INC                          219,506.25
     4,100  AMER ONCOLOGY RESC INC                 69,187.50
     4,200  AMERICAN HOMEPATIENT INC              105,000.00
     8,000  AMERISOURCE HEALTH CL A               399,000.00
     4,000  APHTON CORP                            59,000.00
    16,800  APRIA HEALTHCARE GRP INC              298,200.00
     3,500  ARRIS PHARMACEUTICAL CORP              46,375.00
     8,700  ARROW INTL INC                        254,475.00
     6,100  BARD CR INC                           221,506.25
     6,000  BAUSCH & LOMB                         282,750.00
    30,894  BAXTER INTL INC.                    1,614,211.50
    13,100  BECTON DICKINSON & CO                 663,187.50
    10,500  BEVERLY ENTERPRISES INC               170,625.00
    23,700  BIOGEN INC                            802,837.50
     7,313  BLOCK DRUG CL A                       319,943.75
     6,800  CAPSTONE PHARMACY SVCS                 73,950.00
     3,000  CARDIOGENESIS CORP                     30,000.00
       200  CARDIOTHORACIC SYS INC                  2,800.00
    22,700  CENTOCOR                              705,118.75
     3,600  CHRONIMED INC                          30,375.00
     3,000  CLINTRIALS RESEARCH INC                36,000.00
     8,600  COASTAL PHYSICIAN GROUP                13,975.00
     8,100  COLOMBIA LABS INC COM                 132,637.50
    71,050  COLUMBIA/HCA HEALTHCARE             2,793,153.13
    11,700  CORAM HEALTHCARE CORP                  28,518.75
     9,600  CRAIG JENNY INC                        66,600.00
     2,000  CREATIVE BIOMOLECULES INC              14,125.00
     4,400  DIAGNOSTIC PRODUCTS CORP              138,875.00
       800  EMERITUS CORP                          11,800.00
    14,700  FOREST LABS                           611,887.50
    33,300  GENERAL NUTRITION CO                  932,400.00
   115,161  GILLETTE CO                        10,911,504.75
    25,000  GUIDANT CORP                        2,125,000.00
     5,100  GULF SOUTH MEDICAL SUPPLY              99,450.00
     1,100  HCIA INC                               36,850.00
    38,850  HEALTH MGMT IN CL A NEW             1,107,225.00
     8,900  HEALTHDYNE TECHNOLOGIES               153,525.00
    21,100  HEALTHSOURCE INC                      457,606.25
    17,200  HORIZON/CMS HEALTHCARE                345,075.00
     5,700  HYDRON TECHNOLOGIES INC                 8,906.25
     4,200  I-STAT CORP                            71,925.00
     2,600  ICU MED INC                            19,825.00
     8,300  IMMUNEX CORP NEW                      300,875.00
     8,600  IMMUNOMEDICS INC                       37,625.00
     2,900  INCONTROL INC                          25,737.50
     3,800  INTEGRA LIFESCIENCES                   11,875.00
     1,700  INTERCARDIA INC                        39,100.00
     4,600  KERAVISION INC                         41,975.00
     3,400  MARTEK BIOSCIENCES CORP                39,950.00
     2,800  MEDCATH INC                            41,650.00
    17,400  MID ATLANTIC MED SVCS                 270,787.50
     3,500  MINIMED INC                            93,187.50
     8,100  MULTICARE COS INC                     221,737.50
       800  NEOPATH INC                            15,200.00
     8,900  NEXSTAR PHARMACEUTICALS               126,825.00
     3,700  NORTHFIELD LABORATORIES                38,387.50
     8,200  OEC MEDICAL SYSTEMS INC               146,062.50
     9,000  ONCOR INC                              35,437.50
    25,800  OXFORD HEALTH PLANS INC             1,851,150.00
    14,400  PHYSICIAN CORP OF AMERICA              91,800.00
    15,200  PHYSICIAN RELIANCE NETWK              142,500.00
    13,000  PHYSICIAN SALES & SVC                 247,000.00
     4,900  PHYSICIANS RESOURCE GROUP              44,100.00
       600  PHYSIO-CONTROL INC.                     9,000.00
       700  PROJECT SOFTWARE & DEV                 10,150.00
     2,300  PRONET INC                              9,200.00
     5,600  QUINTILES TRANSNATIONAL               389,900.00
     2,600  RES-CARE INC                           49,725.00
     8,700  REXALL SUNDOWN INC                    339,300.00
    22,300  RHONE POULENC RORER INC             2,026,512.50
     4,050  RTW INC                                32,400.00
     5,900  SERAGEN INC                             5,900.00
     1,500  SHERIDAN HEALTHCARE INC                15,750.00
     3,900  STAAR SURGICAL CO                      47,775.00
     2,500  SUMMIT CARE CORP                       33,750.00
       400  SUNRISE ASSISTED LIVING                14,000.00
    12,100  TAMBRANDS INC                         603,487.50
    53,135  TENET HEALTHCARE CORP               1,570,803.44
     2,074  TEVA PHARM INDS LTD ADR               134,291.50
       350  TREX MEDICAL CORP                       4,375.00
     7,700  U S SURGICAL                          286,825.00
    12,900  UNILAB CORP                            14,512.50
     2,400  UNITED AMERN HEALTHCARE                14,400.00
     7,600  UROMED CORP                            26,600.00
    19,765  UTD HEALTHCARE CORP                 1,027,780.00
     4,874  VETERINARY CNTRS OF AMER               59,401.88
    10,200  VIVUS INC                             242,887.50

                MISCELLANEOUS
     8,300  MOLTEN METAL TECHNOLOGY                41,500.00
    18,000  TYCO LABS INC                       1,252,134.00

         TOTAL CHEMICALS AND DRUGS           $137,132,149.41

  CONSUMER PRODUCTS                       12.52%

                CONFECTIONS AND BEVERAGES
    52,300  ANHEUSER-BUSCH COS                  2,193,331.25
     5,900  BOSTON BEER INC                        58,262.50
     7,400  BROWN FORMAN INC CL B                 361,216.20
     7,400  CANADAIGUA WINE INC CLB               265,475.00
   268,800  COCA COLA CO                       18,748,800.00
   122,400  COCA COLA ENTERPRISES               2,815,200.00
   165,800  PEPSICO INC                         6,227,862.50
     3,100  PETES BREWING CO                       21,312.50
     2,500  PYRAMID BREWERIES INC                   8,906.25
     2,600  REDHOOK ALE BREWERY INC                18,200.00
    14,216  TOOTSIE ROLL INDS                     632,612.00

                CONTAINERS
    11,000  AVERY DENNISON CORP                   441,375.00
     3,200  BALL CORP                              96,200.00
     5,700  BEMIS CO                              247,237.50
    11,800  CROWN CORK & SEAL INC                 630,562.50
     2,400  LIQUI BOX                              81,000.00
     4,400  SEALRIGHT CO. INC.                     52,800.00
     6,000  TEMPLE INLAND INC                     324,000.00

                DAIRY PRODUCTS
    13,600  DEAN FOODS INC                        549,100.00
     4,400  DREYERS GRD ICE CREAM                 173,800.00
    31,300  IOWA BEEF PROCESSOR                   727,725.00

                PACKAGED FOOD
     2,600  ALICO INC.                             51,025.00
    57,575  ARCHER DANIELS MIDLAND CO           1,353,012.50
     2,600  BEN & JERRYS HOMEMADE CLA              35,750.00
     3,500  BRIDGFORD FOODS CORP                   31,062.50
     4,100  BROTHERS GOURMET COFFEE                11,275.00
       900  CAGLES INC                             13,612.50
    51,600  CAMPBELL SOUP CO                    2,580,000.00
     6,400  CHURCH & DWIGHT INCTURE               171,200.00
    25,600  CONAGRA                             1,641,600.00
     1,380  DNAP HOLDING CORP                       4,830.00
       600  FARMER BROS CO                         76,200.00
    28,950  FLOWERS INDUS INC                     486,721.88
    39,000  HEINZ H J CO                        1,798,875.00
    16,200  HERSHEY FOODS CORP                    896,062.50
    28,400  HORMEL FOODS CORP                     763,250.00
     7,200  HUDSON FOODS INC CL A                 117,450.00
     5,600  JP FOODSERVICE INC                    160,650.00
    22,300  KELLOGG CO                          1,909,437.50
     9,900  LANCE INC                             189,337.50
     3,500  MIDWEST GRAIN PRODUCTS                 46,375.00
     6,700  MORNINGSTAR GROUP INC                 196,812.50
    18,300  NABISCO HOLDINGS CORP CL              729,712.50
     1,900  NORTHLAND CRANBERRIES INC              30,637.50
     2,550  PERFORMANCE FOOD GROUP CO              53,550.00
   263,100  PHILLIP MORRIS CO INC              11,642,175.00
     7,500  PILGRIMS PRIDE CORP                    88,593.75
     6,200  PIONEER HI BRED INTL INC              496,000.00
    14,300  QUAKER OATS CO                        641,712.50
    12,200  RALCORP HOLDINGS INC - W              179,950.00
    11,200  RALSTON-RALSTON PURINA GR             920,500.00
     2,000  RIVIANA FOODS INC                      40,000.00
     3,800  SANDERSON FARMS INC                    66,500.00
    51,200  SARA LEE CORP                       2,131,200.00
       400  SEABOARD CORP DEL                     105,600.00
     9,600  SMUCKER J M CO.                       208,800.00
    19,600  SYSCO CORP                            715,400.00
     2,600  TREMONT CORP DEL NEW                  114,075.00
     8,500  UNIVERSAL FOODS CORP                  324,062.50
     2,500  WHOLESOME & HEARTY FOODS               20,312.50
     3,200  WOLOHAN LUMBER CO                      39,000.00
    12,200  WRIGLEY WM JR CO                      817,400.00

                PAPER
     9,900  ALBANY INTER CORP CL A                222,750.00
     1,400  AMERICAN FILTRONA CORP                 57,400.00
     5,200  BOISE CASCADE CORP                    183,625.00
    12,400  BOWATER CORP                          573,500.00
     7,800  CHESAPEAKE CORP                       263,250.00
    14,800  CONSOLIDATED PAPERS                   799,200.00
     3,400  CROWN VANTAGE INC                      25,500.00
    23,800  FORT HOWARD CORP NEW                1,204,875.00
    17,700  GAYLORD CONTAINER CL A                138,281.25
     5,300  GIBSON GREETINGS INC                  119,250.00
    14,100  GLATFELTER PH CO                      282,000.00
    32,263  INTERNATIONAL PAPER CO              1,566,771.94
     9,450  INTERPOOL INC                         139,387.50
     8,900  JAMES RIVER CORP                      329,300.00
    59,400  KIMBERLY CLARK CORP                 2,955,150.00
    17,900  LOWES COS INC                         664,537.50
     5,500  MEAD CORP                             342,375.00
    43,500  OWENS ILL INC                       1,348,500.00
    12,400  PENTAIR INC                           407,650.00
     3,100  POTLATCH CORP                         140,275.00
     9,800  RAYONIER INC                          412,212.50
    11,880  ROCK-TENN COMPANY CLA                 208,642.50
    30,100  SONOCO PRODS CO                       916,168.75
    22,600  ST JOE CORPORATION                  1,892,750.00
    52,800  STAPLES INC                         1,227,600.00
     4,000  U S CAN CORPORATION                    57,000.00
     7,300  UNION CAMP CORP                       365,000.00
     6,850  UNISOURCE WORLDWIDE                   109,600.00
    12,100  WAUSAU PAPER MILLS                    228,387.50
    10,700  WESTVACO CORP                         336,381.25
    20,900  WEYERHAEUSER CO                     1,086,800.00
     6,000  WILLIAMETTE INDUSTRIAL                420,000.00

                PRINTING AND PUBLISHING
     7,900  AMERICAN GREETINGS CL A               293,287.50
     7,700  AMERICAN MEDIA INC CL A                53,900.00
    10,200  BANTA CORP                            276,675.00
    12,300  BARNES & NOBLE INC                    528,900.00
    14,700  BELO AH CORP COM SER A                611,887.50
     6,000  BIG FLOWER PRESS HLDGS                124,500.00
     2,300  CADMUS COMMUNICATIONS                  35,650.00
     8,600  CENTRAL NEWSPAPERS CL A               615,975.00
     8,700  DE LUXE CORP.                         296,887.50
       400  DESKTOP DATA INC                        4,350.00
     2,800  DEVON GROUP                           100,100.00
    16,500  DONNELLEY RR & SONS                   604,312.50
     3,250  DONNELLY CORP                          54,437.50
    10,500  DOW JONES & CO                        421,968.75
    14,900  GANNETT CO., INC                    1,471,375.00
    30,400  GARTNER GROUP INC CL A              1,092,500.00
     8,100  GOLDEN BOOKS FAMILY ENTMT             101,250.00
     4,100  GRAPHIC INDUSTRIES                     54,325.00
     3,100  HARLAND JOHN H CO                      70,718.75
    10,800  HOLLINGER INTERNATIONAL               120,825.00
     4,800  HOUGHTON MIFFLIN CO                   320,400.00
    10,200  KNIGHT-RIDDER INC                     500,437.50
    15,500  LEE ENTERPRISES INC                   408,812.50
     4,650  MAIL-WELL INC                         132,525.00
    37,500  MARVEL ENTMT GROUP INC                 89,062.50
    11,750  MCCLATCHY NEWSPAPER CL A              345,156.25
    10,500  MCGRAW-HILL COMPANIES INC             617,536.50
     8,700  MEDIA GENERAL INC                     327,337.50
     5,800  MEREDITH CORP                         168,200.00
    10,500  NEW YORK TIMES CO CL A                530,250.00
    74,100  READERS DIGEST CLASS B              2,051,643.75
     5,200  SCHOLASTIC CORP                       182,000.00
     4,700  SCIENTIFIC GAMES HLDGS                 96,937.50
     3,600  STECK-VAUGHN PUBG CORP                 48,600.00
    77,575  TIME WARNER INC                     3,742,993.75
     9,600  TIMES MIRROR CO CL A NEW              545,400.00
    13,200  TRIBUNE CO                            634,425.00
     3,600  VALUE LINE INC                        155,700.00
     3,600  WASHINGTON POST CO CL B             1,432,800.00
    18,300  WISCONSIN CENT TRANS CORP             681,675.00

                RECREATIONAL EQUIPMENT
     4,300  AMERISTAR CASINOS INC                  23,650.00
     3,100  BALLY'S TOTAL FITNESS                  28,675.00
    21,400  BOYD GAMING CORP                      123,050.00
    10,400  BRUNSWICK CORP                        325,000.00
    24,000  CALLAWAY GOLF CO                      852,000.00
     2,200  CANNONDALE CORP                        39,050.00
    10,290  CHRIS CRAFT INDUS INC                 496,492.50
    19,400  COLEMAN INC NEW                       334,650.00
     2,700  FAMILY GOLF CENTERS INC                62,100.00
     2,000  FIRST TEAM SPORTS                      16,750.00
    25,100  HARLEY DAVIDSON INC                 1,203,231.25
    10,800  HARRAH'S ENTERTAINMENT                197,100.00
    41,500  INTRNTL GAME TECH                     736,625.00
    16,800  MGM GRAND INC                         621,600.00
       800  NORTH FACE INC                         14,600.00
    10,300  POLARIS INDUSTRIES INC                335,393.75
     2,700  SHUFFLE MASTER INC                     22,106.25
     8,900  SPECTRUM HOLOBYTE INC                  43,387.50
    19,600  SUNGLASS HUT INTL INC                 123,725.00
     4,200  WEST MARINE INC                       108,150.00

                OTHER CONSUMER PRODUCTS
    11,700  ALLIANCE ENTERTAINMENT                  3,290.63
     3,900  AMERICAN SAFETY RAZOR CO               70,687.50
    12,750  BLYTH INDS INC                        430,312.50
    29,400  BORDERS GROUP INC                     709,275.00
    15,700  CINTAS CORP                         1,079,375.00
     5,600  CLOROX CO                             739,200.00
    31,000  COLGATE PALMOLIVE CO                2,022,750.00
     2,600  CROWN CRAFTS INC                       27,300.00
     1,400  CULBRO CORP                           194,862.50
     7,100  ECKO GROUP INC                         41,268.75
     2,900  FAB INDS INC.                          90,806.25
    13,700  FIRST BRANDS CORP                     314,250.60
     7,700  GRACO INC.                            231,962.50
     7,700  HARCOURT GENERAL INC                  366,712.50
     2,400  MAFCO CONS GROUP INC                   80,400.00
    44,400  MINNESOTA MNG & MFR                 4,528,800.00
    17,100  NEWELL CO.                            677,587.50
    24,600  OAKLEY INC                            345,937.50
     3,900  ONEIDA LTD.                           104,081.25
     4,400  PRESSTEK INC                          381,700.00
    72,900  PROCTER & GAMBLE CO                10,297,125.00
    15,800  RUBBERMAID INC                        470,050.00
     4,100  RUSSELL CORP                          121,462.50
    45,100  SHAW INDUSTRIES INC                   479,187.50
     2,200  SPRINGS INDUS INC                     116,050.00
     6,100  STAN HOME INC                         200,537.50
     2,626  STANDARD COMMERCIAL CORP               45,626.75
     3,000  SUPERIOR SURGICAL                      35,250.00
     6,600  TUPPERWARE CORPORATION                240,900.00
    11,500  UNIVERSAL CORP                        365,125.00
    19,900  UST INC                               552,225.00
     6,800  V F CORP                              578,850.00
    17,200  WARNACO GROUP INC CL A                548,250.00
    11,300  WHITMAN CORP                          286,031.25

                PHOTOGRAPHY
     1,200  AEP INDUSTRIES INC                     48,000.00
     3,900  CPI CORP.                              81,900.00
    35,400  EASTMAN KODAK CO.                   2,716,950.00
     4,800  POLAROID CORP                         266,400.00

                HOUSEHOLD FURN/APPLIANCES
     3,900  ARMSTRONG WORLD IND                   286,162.50
     2,100  CHROMCRAFT REVINGTON INC               60,112.50
     4,000  COORS ADOLPH CO CL B                  106,500.00
     3,000  CORT BUSINESS SVCS CORP                88,500.00
     4,100  CULP INC                               74,312.50
     9,000  DEPARTMENT 56 INC                     199,687.50
     1,000  FALCON PRODS INC                       13,437.50
    22,300  FURNITURE BRANDS INTL INC             432,062.50
    31,900  HANOVER DIRECT INC                     35,887.50
     3,100  HAVERTY FURNITURE COS INC              38,750.00
    16,000  HELIG MEYERS CO                       314,000.00
     5,000  KIMBALL INT INC CL B                  201,250.00
     9,200  LIBBEY INC                            322,000.00
     4,730  LIFETIME HOAN CORP                     41,387.50
    10,700  MAYTAG CO                             279,537.50
     8,300  MIKASA INC                            118,275.00
    16,200  MILLER HERMAN INC                     583,200.00
     3,300  REX STORES CORP                        33,412.50
    30,800  SUNBEAM CORPORATION                 1,162,700.00

                RETAIL
    60,300  AUTOZONE INC                        1,420,818.75
    22,600  BED BATH & BEYOND INC                 686,475.00
     6,100  BRADLEES INC                            4,193.75
     2,100  CARSON PIRIE SCOTT & CO                66,675.00
     3,000  COLE NATL CORP NEW                    132,000.00
     9,000  DUTY FREE INTL                        168,750.00
     2,700  FINLAY ENTERPRISES INC                 47,587.50
    15,000  INTIMATE BRANDS INC                   315,000.00
     3,100  MULTIPLE ZONES INTL                    14,918.75
     5,400  SPIEGAL INC CL A                       37,125.00
     1,200  SWING-N-SLIDE CORP                      4,350.00
    15,400  TJX COS INC (NEW)                     406,175.00
    11,800  VALUE CITY DEPT STORES                 95,875.00
     3,100  WILMAR INDS                            75,562.50
     7,100  WINDMERE-DURABLE HOLDINGS             116,262.50

                APPAREL
     2,700  AMERICAN EAGLE OUTFITTERS              40,500.00
     8,300  ANN TAYLOR STORES INC                 161,850.00
     2,600  CHIC BY H I S INC                      17,225.00
     3,100  DECKERS OUTDOOR CORP                   22,862.50
     5,000  DONNKENNY INC DEL                      19,375.00
     3,195  FOOTSTAR INC                           83,469.38
     6,200  FRUIT OF THE LOOM CL A                192,200.00
     1,900  GADZOOKS INC                           37,050.00
    17,300  JONES APPAREL GROUP                   826,075.00
    10,900  LANDS END INC.                        322,912.50
    28,070  LIMITED INC                           568,417.50
     6,400  LIZ CLAIBORNE INC                     298,400.00
     2,200  LOEHMANNS INC                          14,300.00
     6,800  MEN'S WEARHOUSE INC                   214,200.00
    30,600  NIKE INC CL B                       1,786,275.00
    11,800  NINE WEST GROUP                       450,612.50
     2,900  NORTON MCNAUGHTON INC                  14,137.50
     2,500  QUIKSILVER INC                         80,000.00
     3,800  STAGE STORES INC                       99,275.00
     9,600  STARTER CORP                           43,200.00
     5,200  STRIDE RITE CORP                       66,950.00
    12,000  TALBOTS INC                           408,000.00
       900  TODAYS MAN                              3,431.25
     4,400  UNITED RETAIL GROUP INC                11,000.00
       400  VANS INC                                6,050.00
    12,300  WESTPOINT STEVENS INC                 481,237.50

                AUDIO/VISUAL
     8,800  ACKERLEY COMMUNICATIONS                99,000.00
     1,000  CINERGI PICTURES ENTMT IN               1,250.00
     3,800  CKS GROUP INC                         128,250.00
       400  GREY ADVERTISING INC.                 132,000.00
     4,400  MOVIE GALLERY INC                      28,050.00
     5,300  NATIONAL MEDIA CORP                    34,450.00
    26,400  OMNICOM GROUP INC                   1,626,900.00
     2,300  OPTICAL CABLE CORP                     27,312.50
     1,600  SINCLAIR BROADCAST GROUP               49,400.00
     3,000  WEST COAST ENTERTAINMENT               15,750.00

                BROADCASTING
     5,000  ADELPHIA COMM CORP CL A                35,625.00
     2,070  AMERICAN RADIO SYSTEMS                 82,541.25
     5,600  AMERICAN TELECASTING INC                3,500.00
     5,200  CABLEVISION SYS CORP                  280,800.00
    90,700  COX COMM INC CL A NEW               2,176,800.00
     2,900  EMMIS BROADCASTING CORP               126,512.50
     4,100  HEARTLAND WIRELESS COMM                 9,737.50
    13,000  HERITAGE MEDIA CORP                   245,375.00
     7,100  JACOR COMMUNICATIONS INC              271,575.00
     4,700  JONES INTERCABLE INC CL A              59,925.00
     4,000  KING WORLD INC                        140,000.00
    10,900  LIN TELEVISION CORP                   480,962.50
     8,200  TCA CABLE TV INC                      308,525.00
     3,900  TRANSACTION NETWORK SVCS               55,087.50
     2,400  TV FILME INC                           24,900.00
     4,000  UNITED VIDEO SATELLITE                 84,000.00
     9,400  UNITED WASTE SYS INC                  385,400.00
     7,900  VALUEVISION INTL INC CL A              31,106.25
     3,000  WAVEPHORE INC                          24,937.50
    11,800  WESTWOOD ONE INC                      380,550.00

                MISCELLANEOUS
       400  FEDDERS CORP CL A                       2,250.00
     4,200  JOSTENS INC                           110,775.00
    13,965  PALL CORP                             324,686.25
     2,700  PHP HEALTHCARE CORP                    35,437.50
    24,600  SERVICE CORP INTL                     808,725.00
    26,500  STARBUCKS CORP                      1,031,843.75
    13,200  ZALE CORP NEW                         261,525.00

           TOTAL CONSUMER PRODUCTS           $165,319,768.38

  DURABLE GOODS                           22.13%

                AEROSPACE-AIRCRAFT
    75,332  BOEING CO                           3,997,304.25
    25,900  COLTEC INDS INC                       505,050.00
     1,100  CURTISS WRIGHT CORP                    64,075.00
     3,400  FAIRCHILD CORP CL A                    61,200.00
     6,600  GENERAL DYNAMICS CORP                 495,000.00
    35,000  GENERAL MOTORS CL H                 2,021,250.00
    15,400  LITTON INDUS INC                      744,012.50
    21,600  LOCKHEED MARTIN CORP                2,236,960.80
     6,900  M & F WORLDWIDE CORP                   60,375.00
    22,700  MCDONNELL DOUGLAS CORP              1,554,950.00
     6,100  NORTHROP GRUMMAN CORP                 535,656.25
     6,700  OEA INC                               264,650.00
     1,650  PRIMEX TECHNOLOGIES INC                35,268.75
    24,900  RAYTHEON CO                         1,269,900.00
     7,200  ROHR INDUSTRIES INC                   157,950.00
     2,600  SIMULA INC                             51,675.00
     2,300  SPECIAL DEVICES INC                    36,225.00
    20,200  SUNDSTRAND CORP                     1,127,412.50
    17,000  TEXTRON INC                         1,128,375.00
     6,100  THIOKOL CORP                          427,000.00
    25,600  UNITED TECHNOLOGIES CORP            2,124,800.00

                AGRICULTURAL MACHINERY
    20,300  CATERPILLAR INC                     2,179,712.50
    27,100  DEERE & CO                          1,487,112.50
     3,200  TRACTOR SUPPLY CO                      57,600.00

                AUTOMOBILE AND PARTS
     4,700  APS HOLDING CORP CL A                  41,125.00
     7,300  ARVIN INDUST INC                      198,925.00
     7,900  BORG WARNER SEC CORP                  141,212.50
    76,800  CHRYSLER CORP                       2,520,000.00
     8,000  COACHMEN INDS INC                     137,000.00
    24,200  COLLINS & AIKMAN CORP NEW             242,000.00
     8,800  COOPER TIRE & RUBBER                  193,600.00
     3,700  COPART INC                             61,050.00
     4,300  CUMMINS ENGINE INC                    303,418.75
    10,700  DANA CORP                             406,600.00
     6,400  DETROIT DIESEL CORP                   153,200.00
     8,600  DONALDSON INC                         326,800.00
     1,400  DURAKON INDS                           13,300.00
     6,600  ECHLIN INC                            237,600.00
    12,200  ENVIROSOURCE INC                       24,400.00
     3,900  EXCEL INDS INC                         76,050.00
     7,500  EXIDE CORP                            164,531.25
    11,700  FEDERAL-MOGUL CORP                    409,500.00
   124,700  FORD MTR CO                         4,738,600.00
    79,100  GENERAL MTRS CORP                   4,404,881.25
    19,050  GENUINE PARTS CO                      645,318.75
    20,600  LEAR CORPORATION                      914,125.00
    12,200  MASCOTECH INC                         254,675.00
     9,800  MODINE MFG CO                         291,550.00
     2,315  MONRO MUFFLER BRAKE INC                39,938.06
     7,900  NAVISTAR INTL CORP NEW                136,275.00
     2,000  OSHKOSH TRUCK CORP.                    28,500.00
     8,200  PACCAR INC                            380,787.50
     6,450  SNAP ON TOOLS CORP                    253,968.75
    14,200  SPEEDWAY MOTORSPORTS INC              308,850.00
     4,600  STRATTEC SECURITY CORP                 94,875.00
     9,400  SUPERIOR INDUSTRIES INTL              249,100.00
    17,000  TENNECO INC                           768,187.50
     1,900  THOMPSON PBE INC                        9,737.50
    10,300  TOP SOURCE TECH INC                    14,806.25
     1,200  TOWER AUTOMOTIVE INC                   51,600.00
     2,500  TRANSPRO INC                           21,718.75
    13,600  TRW INC                               772,650.00
     5,900  VICORP RESTAURANTS                     70,800.00
    27,500  VIKING OFFICE PRODS INC               522,500.00
     7,700  WESTINGHOUSE AIR BRAKE CO             154,000.00

                ELECTRICAL
     2,400  ADFLEX SOLUTIONS INC                   36,000.00
     2,600  AFC CABLE SYSTEMS INC                  70,200.00
    10,900  AMETEK INC                            256,150.00
    23,100  AMP INC                               964,425.00
       200  BARNETT INC                             4,900.00
     2,200  BOLDER TECHNOLOGIES CORP               30,800.00
     2,400  C&D TECHNOLOGY INC                     90,000.00
     6,400  C-CUBE MICROSYSTEMS INC               112,400.00
     2,800  CHERRY CORP CL A                       36,400.00
     5,200  CIDCO INC                              71,500.00
     5,300  DATASCOPE CORP                        104,012.50
    48,400  EMERSON ELEC CO                     2,665,049.20
     2,100  ENCORE WIRE CORP                       64,050.00
    17,600  EXECUTONE INFORMATION SYS              29,700.00
     2,300  EXIDE ELECTRS GROUP INC                27,168.75
     2,300  FRANKLIN ELEC. INC.                   114,425.00
     5,000  GASONICS INTL CORP                     68,125.00
    13,800  GENERAL INSTR CORP NEW                345,000.00
     5,300  GRAINGER W W INC                      414,393.75
    13,300  HONEYWELL INC                       1,009,137.50
    21,800  HUBBELL INC CL B                      959,200.00
     3,500  INSILCO CORP NEW                      131,250.00
    25,800  INTEGRATED DEVICE TECH                270,900.00
     3,200  LEVEL ONE COMMUNICATIONS              123,000.00
     7,400  LITTLEFUSE INC                        209,050.00
     8,100  MAGNETEK INC                          134,662.50
     2,100  MERIX CORP                             34,912.50
     4,700  RAYCHEM CORP                          349,562.50
     2,600  ROBBINS & MYERS INC                    84,500.00
     3,000  THERMO ECOTEK CORP                     46,125.00
     4,300  THOMAS & BETTS CORP                   226,018.75
       700  ULTRALIFE BATTERIES INC                 8,137.50
    93,990  WESTINGHOUSE ELEC CORP              2,173,518.75
     3,900  WOODHEAD INDS INC                      73,612.50

                ELECTRONICS
     6,500  ACTEL CORPK                           110,906.25
     3,200  ADVANCED LIGHTING TECH                 80,800.00
    14,600  ADVANCED MICRO-DEVICES                525,600.00
     7,000  AFFINITY TECH GRP                      27,125.00
    14,100  ALLIANCE SEMICONDUCTOR                115,443.75
     5,700  ALTRON INC                             85,500.00
    31,000  AMERICAN POWER CONVERSION             589,000.00
     3,500  AMERICAN SUPERCONDUCTOR                42,875.00
     1,003  AMPHENOL CORP CL/A                     38,991.63
    51,200  ANALOG DEVICES INC                  1,360,000.00
     4,500  ANALOGIC CORP                         153,000.00
    18,900  APPLIED MATLS INC                   1,338,356.25
    16,900  ARROW ELECTRONICS INC                 897,812.50
     5,800  ASPEN TECHNOLOGY INC                  218,225.00
    32,400  ATMEL CORP.                           907,200.00
    20,200  AURA SYS INC.                          34,718.75
    14,300  AVNET INC                             822,250.00
    31,200  AVX CORP                              842,400.00
     1,875  BRIGHTPOINT INC                        61,054.69
     9,150  BURR BROWN CORP                       315,675.00
     6,800  CABLE DESIGN TECHNOLOGIES             200,175.00
     2,600  CELLULAR COMM INTL INC                 87,100.00
     5,266  CHYRON CORPORATION                     23,697.00
     2,300  CINCINNATI MICROWAVE INC                   46.00
    68,000  CISCO SYS INC                       4,564,500.00
     4,600  COHERENT COMMUNICATIONS S             115,000.00
     3,500  COHU INC                              109,375.00
     8,100  COMPUTER NETWORK TECH                  36,450.00
     2,500  CORNERSTONE IMAGING INC                18,125.00
     9,700  CREDENCE SYSTEMS CORP                 290,393.75
     1,200  CTS CORP                               82,725.00
     3,300  CUBIC CORP.                            86,625.00
    28,200  CYPRESS SEMINCONDUCTOR                408,900.00
    22,650  DIEBOLD INC                           883,350.00
     2,300  DSP GROUP INC                          34,464.06
     2,800  E G & G INC                            63,000.00
     8,200  EATON CORP                            715,962.50
     3,200  EIS INTERNATIONAL INC                  25,800.00
     2,500  ELECTRO SCIENTIFIC INDS               104,687.50
    18,400  ELECTRONICS FOR IMAGING               869,400.00
       500  ELTRON INTL INC                        14,875.00
     3,400  EMERSON RADIO CORP                      2,125.00
     2,500  ESTERLINE TECHNOLOGIES CO              87,968.75
     4,300  EXAR CORP.                             92,450.00
     8,200  FIRST ALERT INC                        23,062.50
    23,800  FORE SYSTEMS INC                      324,275.00
     2,600  FRANKLIN ELECTRONIC PUBLI              25,350.00
   350,200  GENERAL ELECTRIC CO                22,763,000.00
     8,400  GENERAL MAGIC INC                      16,800.00
    18,788  GENERAL MILLS INC                   1,223,568.50
     6,800  GENRAD INC                            153,850.00
     5,500  GENUS INC                              24,750.00
     2,700  GTI CORP                               15,525.00
     3,500  HADCO CORP                            229,250.00
     5,900  HOLOPHANE CORP                        118,000.00
     8,000  IDENTIX INC                            88,500.00
    13,873  IMATION CORP                          365,900.38
       700  INFORMATON STORAGE DEVICE               4,987.50
     5,900  INTEGRATED SILICON SOL                 44,803.13
    86,800  INTEL CORP                         12,309,368.40
     3,300  INTL IMAGING MATLS INC                 53,625.00
     2,500  ITI TECHNOLOGIES INC                   57,187.50
     9,000  JOHNSON CTLS INC                      369,567.00
    13,100  KENETECH CORP                             393.00
    20,500  KLA INSTRUMENTS CORP                  999,375.00
     3,400  KOPIN CORP                             53,125.00
    10,400  LAM RESH CORP.                        385,450.00
     3,800  LEXMARK INTL GROUP INC                115,425.00
    24,800  LINEAR TECHNOLOGY CORP              1,283,400.00
    15,200  LSI LOGIC CORP                        486,400.00
    11,800  LTX CORP                               76,700.00
    13,100  MACROMEDIA INC                        112,987.50
     5,100  MATTSON TECHNOLOGY INC                 54,506.25
    20,000  MAXIM INTEGRATED PRODS              1,137,500.00
    21,300  MENTOR GRAPHICS                       197,025.00
     2,600  MICREL INC                            132,600.00
     4,400  MICRO LINEAR CORP                      46,200.00
    22,000  MICRON TECH                           878,625.00
     3,000  MICROTEST INC                          12,000.00
    41,625  MOLEX INC                           1,519,312.50
    62,500  MOTOROLA INC                        4,757,812.50
     2,500  MRV COMMUNICATIONS INC                 73,750.00
     5,000  MTS SYS CORP.                         152,500.00
    14,600  NATIONAL SEMICONDUCTOR                447,125.00
     2,400  NATL PRESTO INDS INC                   96,750.00
    19,900  NELLCOR INC                           360,687.50
    77,800  NEXTEL COMM INC CL A                1,473,337.50
     8,000  NIMBUS CD INTERNATIONAL                88,000.00
    56,000  NOISE CANCELLATION TECH                15,750.00
    14,600  OAK TECHNOLOGY INC                    142,350.00
    24,100  OIS OPTICAL IMAGING SYS                58,743.75
     3,000  ONTRAK SYSTEMS INC                     90,000.00
       900  OPTI INC                                4,050.00
     4,600  PERKIN ELMER CORP                     365,987.50
    17,471  PREMIER FARNELL PLC-ADR               275,168.25
     4,200  PRI AUTOMATION INC                    159,337.50
     3,500  PSC INC                                23,625.00
    38,200  QUANTUM CORP                          778,325.00
     4,200  RECOTON CORP                           54,862.50
     5,400  ROBOTIC VISION SYSTEMS                 64,125.00
     2,200  ROGERS CORP                            77,550.00
    10,000  SAFEGUARD SCIENTIFICS INC             318,125.00
     4,900  SEMITOOL INC                           56,962.50
    24,400  SENSORMATIC ELEC CORP                 314,150.00
    10,700  SILICON VALLEY GROUP INC              282,212.50
     1,100  SILICONIX INC                          30,250.00
     1,700  SIPEX CORP                             61,625.00
    17,300  SOLECTRON CORP                      1,211,000.00
     2,500  SPEEDFAM INTL INC                      89,687.50
     4,500  SUPERTEX INC                           50,062.50
    12,900  SYMBOL TECHNOLOGIES                   433,762.50
     2,100  TECH SYM CORP                          70,087.50
     3,500  TEKTRONIX INC                         210,000.00
    27,600  TERADYNE INC                        1,083,300.00
    20,000  TEXAS INSTRUMENTS                   1,681,260.00
     5,400  THERMO CARDIOSYSTEMS                  140,400.00
     2,100  THORN APPLE VALLEY                     40,425.00
    24,000  TIG HOLDINGS INC                      750,000.00
     5,100  TRACOR INC NEW                        128,137.50
    13,200  TRUSTMARK CORP                        369,600.00
    10,300  VARIAN ASSOCIATES                     558,775.00
    21,267  VISHAY INTERTECHNOLOGY                615,413.81
     8,600  WATERS CORP                           308,525.00
     4,600  XICOR INC                              27,025.00
    19,800  ZENITH ELECTRONICS CRP                233,887.50

                INDUSTRIAL MACHINERY
     3,000  AEROQUIP-VICKERS INC                  141,750.00
    12,000  AIR PRODS & CHEMS INC                 975,000.00
     5,000  ALLIED PRODUCTS CORP COM              165,625.00
     5,000  APPLIED POWER INC CL A                258,125.00
     3,100  BRIGGS & STRATTON CORP                155,000.00
     7,800  CASE CORP                             537,225.00
     2,500  CHART INDS INC                         68,437.50
     3,700  CINCINNATI MILACRON INC                95,968.75
    11,400  COOPER INDUS INC                      567,150.00
     2,900  DII GROUP INC                         127,600.00
    12,000  DOVER CORP                            739,500.00
     1,900  DT INDUSTRIES INC                      67,925.00
     4,400  FOSTER WHEELER CORP                   178,200.00
     2,000  GLEASON CORP                           93,000.00
     4,100  HARNISCHFEGER INDUS INC               170,150.00
    19,000  IMATRON INC                            48,093.75
    11,500  INGERSOLL RAND CO                     710,125.00
     4,900  INTEGRATED PROCESS EQUIP              124,031.25
    11,700  KEYSTONE INTERNATL INC                405,843.75
    10,350  MILLER INDUSTRIES INC                 165,600.00
     5,900  NORDSON CORP.                         379,075.00
     4,700  OSMONICS INC                           86,656.25
     4,100  PARK-OHIO INDUSTRIES                   62,525.00
     2,730  RAYMOND CORP                           89,151.56
    23,000  ROCKWELL INTL CORP W/I              1,362,750.00
     3,200  SEQUA CORP CL A                       180,400.00
    10,900  STEWART & STEVENSON SVSC              283,400.00
    11,600  TELEFLEX INC.                         362,500.00
     1,600  THERMO POWER CORPORATION                9,100.00
    14,200  YORK INTL CORP NEW                    653,200.00

                OFFICE EQUIPMENT AND SUPPLIES
     9,600  3DO CO                                 33,600.00
     3,600  7TH LEVEL INC                           9,450.00
    30,000  AMERICA ONLINE INC                  1,668,750.00
     5,800  AMERICAN BUS PROD INC.                131,950.00
     1,400  AMERICAN LIST CORP                     42,175.00
     6,800  AMERICAN PAD & PAPER CO N             114,750.00
     4,000  ANSYS INC                              31,500.00
     5,900  APPLIED INNOVATION INC                 23,600.00
     2,800  ASPECT DEVELOPMENT INC                 72,975.00
    11,400  BLACK BOX CORP                        458,850.00
     3,400  BOISE CASCADE OFFICE PROD              57,800.00
     4,900  BROADVISION INC                        32,462.50
    10,200  BT OFFICE PRODUCTS INTL                76,500.00
     3,400  CASINO DATA SYS                        12,750.00
     7,400  CERIDIAN CORP                         312,650.00
     2,875  CHAMPION INDUSTRIES INC/W              48,515.63
     2,800  COMPUTER MGMT SCIENCES                 57,400.00
    22,600  COMPUTERVISION CORP                   104,525.00
     4,100  CSS INDUSTRIES                        129,662.50
     2,600  CYBERCASH INC                          29,250.00
     1,500  DAISYTEK INTERNATIONAL CO              59,437.50
       800  DIGITAL LINK CORP                      16,900.00
     2,500  ELCOM INTL INC                         17,148.44
     5,400  ENNIS BUSINESS FORMS                   51,975.00
     3,600  EXCALIBUR TECHNOLOGIES                 19,350.00
    54,600  GATEWAY 2000 INC                    1,771,087.50
     5,900  GENERAL BINDING                       168,150.00
     5,400  GENERAL SIGNAL CORP                   235,575.00
     5,100  GEOWORKS                               29,643.75
     4,200  HARRIS CORP-DEL                       352,800.00
     9,900  HON INDS INC                          438,075.00
     5,800  HUNT MFG. CO.                         108,750.00
   117,400  IBM COMMON                         10,588,012.50
    13,700  IKON OFFICE SOLUTIONS                 341,643.75
     4,200  INNOVEX INC                           122,325.00
     5,100  INTERGRAPH CORP                        43,350.00
    15,400  INTUIT INC                            353,237.50
     1,600  MANUGISTICS GROUP INC                  71,200.00
     1,700  MAPINFO CORP                           16,575.00
    11,200  MICRO WAREHOUSE INC                   191,800.00
     2,900  MICROS SYS INC                        121,800.00
     2,900  MICROTOUCH SYS INC                     66,700.00
     5,300  NEOSTAR RETAIL GROUP INC                   82.81
     5,900  NETFRAME SYS INC                        5,346.88
     7,600  NU-KOTE HLDG INC CL A                  19,000.00
     8,000  OBJECTIVE SYS INTEGRATORS              69,000.00
     6,100  ODS NETWORKS INCORPORATED              72,437.50
    51,900  OFFICE DEPOT INC                    1,008,806.25
    40,900  OFFICEMAX INC                         590,493.75
     2,400  PERCEPTRON INC                         65,100.00
    15,700  PITNEY BOWES INC                    1,091,150.00
     2,300  PROXIMA CORP                           11,500.00
     8,500  RACOTEK INC                            19,125.00
    26,800  REYNLDS&REYNLDS CO CL A               422,100.00
     9,400  SECURITY DYNAMICS TECH                346,625.00
     9,500  STANDARD REGISTER                     290,937.50
     5,700  SUBMICRON SYS CORP                     16,387.50
     7,000  SYSTEMSOFT CORP                        75,250.00
     3,168  THERMOLASE CORP (NEW)                  56,034.00
     2,300  U S OFFICE PRODUCTS CO                 70,293.75
     3,600  UNITED TELEVISION INC.                356,400.00
     3,500  VIDEOSERVER INC                        46,375.00
     6,200  VWR SCIENTIFIC PROD CORP               97,650.00
    15,100  WALLACE COMPUTER SVCS                 453,943.75
     7,425  WIND RIVER SYSTEMS INC                284,006.25
     4,700  WONDERWARE CORP                        66,387.50
    35,000  XEROX CORP.                         2,760,625.00

                RUBBER
     5,400  BANDAG INC                            264,600.00
    10,200  CARLISLE COS INC                      355,725.00
     5,700  GOODRICH B F CO                       246,881.25
    16,700  GOODYEAR TIRE & RUBBER              1,057,318.75
    14,000  SEALED AIR CORP                       665,000.00
    10,400  STONE CONTAINER                       148,850.00

                OTHER DURABLE GOODS
     2,400  AG CHEM EQUIP INC                      55,200.00
    30,400  ALLIED-SIGNAL INC                   2,553,600.00
     4,400  BLOUNT INTERNATIONAL                  187,275.00
     7,600  BORG-WARNER AUTOMOTIVE                410,875.00
     2,200  COLUMBUS MCKINNON CORP                 41,800.00
    24,300  CORNING INCORPORATED                1,351,687.50
     4,800  CRANE CO                              200,700.00
     2,900  FUSION SYSTEMS CORP                   114,731.25
     5,900  HARMAN INTL INDS INC NEW              248,537.50
    25,800  ILLINOIS TOOL WORKS                 1,288,387.50
     5,500  KAYDON CORP.                          275,000.00
     4,600  MILLIPORE CORP                        202,400.00
     3,400  NEWPORT NEWS SHIPBUILDING              66,087.50
     5,500  OWENS CORNING                         237,187.50
     1,500  PENN ENGINEERING & MFG                 29,343.75
       500  PENN ENGINEERING & MFG CO               9,562.50
     8,600  PRECISION CASTPARTS                   512,775.00
     2,300  ROCKSHOX INC                           39,675.00
     2,600  STARRETT LS CO CL A                    82,875.00
     1,500  STIMSONITE CORP                         9,375.00
     7,100  TECUMSEH PROD CO CL A                 425,112.50
     6,400  THERMEDICS INC.                       100,400.00
     3,500  THOMASTON MILLS CL A                   30,187.50
     6,800  TIMKEN CO                             241,825.00
    14,000  TRINITY INDS INC.                     444,500.00
    21,500  UNIFI INC                             803,562.50
     5,500  WATSCO INC.                           137,500.00

                COMPUTERS AND SOFTWARE
    19,100  ACCLAIM ENTERTAINMENT                  78,787.50
     2,000  ACT NETWORKS INC                       25,500.00
     1,700  ACTIVE VOICE CORP                      19,550.00
    24,000  ADOBE SYSTEMS INC                     841,500.00
    12,700  AMDAHL CORP                           111,125.00
     7,800  AMERICAN BUS INFO INC                 169,650.00
     5,200  ANALYSTS INTL CORP                    174,200.00
     4,900  APERTUS TECHNOLOGIES INC                7,043.75
    13,100  APPLE COMPUTER INC                    186,675.00
     9,500  APPLIED MAGNETICS                     214,937.50
     5,200  ARTISOFT INC.                          12,350.00
    19,100  AST RESEARCH INC                      100,871.88
     6,202  AUTODESK INC                          237,614.13
    30,500  AUTOMATIC DATA PROC                 1,433,500.00
     7,200  AVID TECHNOLOGY INC                   189,900.00
     9,400  BDM INTERNATIONAL INC                 216,200.00
     6,900  BELL & HOWELL COMPANY                 212,606.25
    33,200  BMC SOFTWARE INC                    1,838,450.00
     3,400  BOCA RESEARCH INC                      26,775.00
    13,056  BORLAND INTL INC                       90,576.00
     3,000  BROADWAY & SEYMOUR INC                 37,875.00
     9,400  CABLETRON SYS INC                     266,142.20
     3,700  CACI INTERNTL INC CL A                 56,425.00
    25,750  CADENCE DESIGN SYS INC                862,625.00
     4,700  CAERE CORP                             34,368.75
     2,200  CCC INFO SERV GROUP                    42,900.00
     7,500  CDW COMPUTER CENTERS INC              397,968.75
     7,800  CELLULAR TECHNICAL SVCS I              71,175.00
     4,400  CENTURA SOFTWARE CORP                   9,900.00
    21,400  CIRRUS LOGIC INC                      224,700.00
    28,400  COMPAQ COMPUTER CORP                2,818,700.00
    15,800  COMPUCOM SYS INC                      112,575.00
    38,400  COMPUTER ASSOC INTL INC             2,138,400.00
     7,800  COMPUTER HORIZONS CORP                267,150.00
     2,900  COMPUTER LANGUAGE RES INC              28,275.00
     6,319  COMPUTER SCIENCES CORP                455,757.88
     7,000  COMPUTER TASK GROUP INC               260,750.00
    27,800  COMPUWARE CORP COM                  1,327,450.00
     3,500  COMSHARE INC                           43,312.50
    23,600  COPYTELE INC                          128,325.00
     2,100  CYBERGUARD CORP                        18,637.50
     4,100  DATA GENL CORP                        106,600.00
    22,000  DELL COMPUTER CORP                  2,583,625.00
     3,900  DENDRITE INTERNATIONAL                 64,350.00
     2,400  DH TECHNOLOGY INC                      39,000.00
    12,900  DIAMOND MULTIMEDIA SYS                 92,718.75
    16,400  DIGITAL EQUIP CORP                    581,175.00
     9,600  DST SYSTEMS INC                       319,800.00
     5,200  EDIFY CORP                             76,700.00
    17,600  ELECTRONIC ARTS INC                   591,800.00
   163,800  ELECTRONIC DATA SYSTEMS             6,715,800.00
    24,900  EMC CORP.                             971,100.00
     1,400  EMULEX CORP                            21,350.00
     5,200  EVANS & SUTHERLAND                    144,950.00
       600  EXPERT SOFTWARE INC                     2,475.00
    47,200  FIRST DATA CORP                     2,073,873.60
     9,300  FTP SOFTWARE INC                       45,337.50
     2,900  GLOBAL VILLAGE COMM                     8,700.00
    10,900  GT INTERACTIVE SOFTWARE               129,437.50
     5,400  HARBINGER CORP                        151,200.00
    32,770  HBO & CO                            2,257,033.75
   117,000  HEWLETT PACKARD CO                  6,552,000.00
     7,500  HUTCHINSON TECH                       183,750.00
       600  IDT CORP                                4,800.00
     9,200  INFOR RESOURSE INC                    129,950.00
    49,300  INFORMIX CORP                         443,700.00
     6,400  INFOSEEK CORP                          32,800.00
     7,100  INTERSOLV INC.                         66,562.50
    43,200  IOMEGA CORP                           858,600.00
    13,500  JTS CORPORATION                         9,281.25
     3,000  KEY TRONIC CORP                        14,625.00
     4,000  LYCOS INC                              51,000.00
     4,900  MAC NEAL SCHWENDLER CORP               53,287.50
     4,000  MARCAM CORP.                           58,000.00
     2,800  MAXIS INC                              33,600.00
     5,700  MAY AND SPEH INC                       76,950.00
     8,200  MEDIC COMPUTER SYSTEMS                182,450.00
     5,400  MERCURY INTERACTIVE CORP               80,325.00
     2,297  METACREATIONS CORP                     25,267.00
    29,900  MICRON ELECTRONICS INC                532,593.75
   126,200  MICROSOFT CORP                     15,948,525.00
       700  MICROWARE SYSTEMS CORP                  6,212.50
     5,600  MYLEX CORP                             53,200.00
     2,100  NATIONAL TECHTEAM INC                  44,887.50
    10,625  NCR CORP                              316,093.75
    14,400  NETMANAGE INC                          42,300.00
    23,700  NETSCAPE COMMUNICATIONS               759,881.25
     5,900  NETWORK COMPUTING DEVICES              68,587.50
     4,100  NETWORK PERIPHERALS INC                28,956.25
     9,300  NOVA CORP                             241,218.75
    37,200  NOVELL INC                            258,075.00
     2,500  ONEWAVE INC                             6,718.75
    68,950  ORACLE CORPORATION                  3,473,356.25
    14,000  PARAMETRIC TECNOLOGY                  595,882.00
     4,700  PC DOCS GROUP INTL INC                 29,889.06
    33,200  PEOPLESOFT INC                      1,751,300.00
     4,900  PHOENIX TECHNOLOGIES LTD               63,700.00
     2,100  PITTWAY CORP                          105,000.00
     8,300  PIXAR INC                             130,725.00
     4,700  PLANAR SYS INC                         48,762.50
     8,100  PMC - SIERRA INC                      212,625.00
     5,900  POLICY MGMNT SYS CORP                 277,300.00
     3,000  PRINTRONIX INC                         45,000.00
     8,400  PSINET INC                             63,000.00
     7,877  PURE ATRIA CORP                       111,262.63
     4,700  QUICKRESPONSE SVCS INC                170,375.00
     4,100  QUICKTURN DESIGN SYSTEMS               48,175.00
     6,200  RADIUS INC NEW                          1,743.75
     2,200  RAINBOW TECHNOLOGIES INC               41,525.00
     9,400  RATIONAL SOFTWARE CORP                158,037.50
    11,700  SANTA CRUZ OPERATION INC               41,681.25
    22,200  SEAGATE TECHNOLOGY INC                781,162.50
    11,100  SEQUENT COMP SYS INC                  233,793.75
     2,500  SHARED MEDICAL SYS CORP               135,000.00
    10,000  SHIVA CORP                            104,375.00
    18,300  SILICON GRAPHICS                      274,500.00
       100  SMART MODULAR TECHNO                    3,375.00
     2,800  SPYGLASS INC                           22,837.50
     8,500  STAC INC                               30,281.25
     3,200  STATE OF THE ART INC                   35,200.00
    20,300  STORAGE TECH CRP PAR $.01             903,350.00
     5,000  STORMEDIA INC                          35,625.00
     7,700  STRATUS COMPUTER INC                  385,000.00
     9,900  STREAMLOGIC CORP                          594.00
    10,700  STRUCTURAL DYNAMICS                   280,875.00
     2,700  SUNQUEST INFORMATION SYS               40,500.00
    26,600  SYBASE INC                            395,675.00
    18,100  SYMANTEC CORP                         352,950.00
    18,143  SYNOPSYS INC                          666,755.25
     4,000  SYQUEST TECHNOLOGY INC                  9,125.00
     5,100  SYSTEMS & COMPUTER TECH               136,425.00
    12,400  TANDEM COMPUTERS INC                  251,100.00
    37,225  THREE COM CORP                      1,675,125.00
    16,600  TOTAL SYSTEMS SERVICE                 403,587.50
     4,000  TRIDENT MICROSYSTEMS INC               45,000.00
    18,300  UNISYS CORP                           139,537.50
     1,000  USDATA CORPORATION                      3,750.00
     3,000  VERITAS SOFTWARE CO                   150,750.00
     3,100  VMARK SOFTWARE INC                     24,025.00
     1,900  WANDEL & GOLTERMANN TECH               17,337.50
    11,900  WANG LABS INC NEW                     253,618.75
    35,400  WESTERN DIGITAL CORP                1,119,525.00
     2,300  XCELLENET INC                          37,662.50
    23,800  XILINX INC                          1,167,687.50
       100  XYLAN CORP                              1,700.00

                HOUSEHOLD FURN/APPLIANCES
     2,300  BUSH INDS INC CL A                     54,625.00
       500  DIAMOND HOME SERVICES INC               4,812.50
     9,900  LANCASTER COLONY  CORP                478,912.50
    29,600  LEGGETT & PLATT INC                 1,272,800.00
     6,200  O'SULLIVAN INDS HLDGS INC             102,687.50
     8,000  WHIRLPOOL CORP                        436,500.00

                TELECOMMUNICATIONS
    42,900  ADC TELECOMM INC                    1,431,787.50
    14,500  ADTRAN INC                            358,875.00
    52,200  AIRTOUCH COMMUNICATIONS             1,428,975.00
     8,600  AMERICAN MOBILE SATELLITE              88,150.00
     9,750  ANDREW CORP                           274,218.75
     7,800  ANTEC CORP                             91,650.00
     3,600  APPLIED DIGITAL ACCESS                 27,900.00
     5,500  ASSOCIATED GROUP CL A                 220,000.00
     7,000  ASSOCIATED GROUP CL B                 271,250.00
     3,200  BRITE VOICE SYS INC                    26,000.00
    10,650  CELLSTAR CORP                         326,156.25
    25,050  COMDISCO                              651,300.00
     3,400  COMMUNICATIONS SYSTEM INC              48,450.00
    12,300  DSC COMMUNICATIONS                    273,675.00
    12,800  DSP COMMUNICATIONS INC                140,800.00
     1,200  EXCEL COMMUNICATIONS INC               34,500.00
     7,300  GENERAL DATACOMM INDS INC              52,012.50
    21,300  GLENAYRE TECHNOLOGIES INC             348,787.50
     5,200  INTELIDATA TECHNOLOGIES                25,025.00
     3,800  IPC INFORMATION SYS INC                70,300.00
     7,600  IXC COMMUNICATIONS INC                199,500.00
    19,200  LORAL SPACE & COMM LTD                288,000.00
    68,094  LUCENT TECHNOLOGIES INC             4,907,057.92
    11,800  MCLEOD INC. CL A                      398,250.00
     3,700  MICRODYNE CORP                         18,500.00
    11,000  MOBILEMEDIA CORP                        2,062.50
     2,200  NATURAL MICROSYSTEMS CORP              79,200.00
     3,800  NETCOM ON-LINE COMM SVCS               56,050.00
       500  NORTHERN TELECOM LTD                   45,500.00
    16,200  NTL INCORPORATED                      402,975.00
    16,800  OCTEL COMM CORP                       393,750.00
       100  P-COM INC                               3,300.00
     2,400  PACIFIC GATEWAY EXCHANGE               67,800.00
     8,950  PANAMSAT CORPORATION /NEW             528,050.00
     6,400  PREMISYS COMMUNICATIONS               100,800.00
    32,000  QUALCOMM INC                        1,628,000.00
     4,300  SALIENT 3 COMMUNICATIONS               51,600.00
     8,100  SCIENTIFIC-ATLANTA                    177,187.50
     2,200  SITEL CORP                             45,375.00
     3,600  TELCO SYSTEMS INC                      31,950.00
       700  TELE-COMMUNICATIONS INTL               10,806.25
    20,100  TELEPHONE & DATA SYS INC              763,800.00
     2,900  TRESCOM INTL INC                       21,387.50
     3,400  U.S. CELLULAR CORP                    100,725.00
    13,800  VANGUARD CELLULAR SY CL A             188,025.00
     9,100  WINSTAR COMMUNICATIONS                121,712.50

                MISCELLANEOUS
     2,800  ABC RAIL PRODUCTS                      47,950.00
     6,200  ACX TECHNOLOGIES INC                  139,500.00
    29,000  ALTERA CORP                         1,464,500.00
    14,900  ALUMAX INC                            565,268.75
     1,700  ASYST TECHNOLOGIES INC                 74,800.00
     7,000  AVIALL INC NEW                         98,000.00
     9,200  BLACK & DECKER CORP                   342,125.00
     6,100  BRADY WH CO CL A                      176,900.00
     5,800  CASCADE CORP.                         111,650.00
     8,800  DENTSPLY INTL INC                     431,200.00
     6,600  ELECTROGLAS INC                       166,237.50
     7,700  FSI INTL INC                          123,200.00
     5,700  FURON CO.                             178,837.50
    11,000  GENCORP INC                           254,375.00
     5,700  GORMAN RUPP CO.                       102,600.00
     4,872  HALTER MARINE GROUP INC               116,928.00
     3,500  HELIX TECHNOLOGY CORP                 141,750.00
    31,500  INTL SPECIALTY PRODUCTS               442,968.75
    12,400  ITT INDS INC                          319,300.00
    36,900  JEFFERSON SMURFIT CORP                590,400.00
     2,000  JOHNSTOWN AMER INDS INC                12,000.00
     3,800  LAWSON PRODUCTS INC                   102,600.00
     8,100  LOJACK CORP                           116,437.50
    21,829  MARK IV INDUSTRIES INC                523,896.00
     3,300  MATTHEWS INTL CORP                    120,450.00
     8,000  PARKER HANNIFIN CORP                  485,500.00
     8,800  SOFAMOR/DANEK GROUP                   402,600.00
     2,900  SPECTRIAN CORP                        106,937.50
     9,400  STANLEY WORKS                         376,000.00
    46,800  THERMO ELECTRON CORP                1,608,750.00
     4,600  THERMO FIBERTEK INC                    48,300.00
     3,400  WHITE RIVER CORP                      247,775.00

               TOTAL DURABLE GOODS           $292,212,791.28

  FINANCIAL                               21.39%

                BANKS
    10,500  AMERICREDIT CORP                      220,500.00
    47,250  AMSOUTH BANCORP                     1,786,640.63
       360  ASSOCIATED BANC CORP                   14,220.00
    85,074  BANC ONE CORP                       4,120,783.50
     7,900  BANCORPSOUTH INC                      229,100.00
     5,850  BANK GRANITE CORP                     176,962.50
    40,800  BANK NEW YORK INC                   1,774,800.00
     3,600  BANK UNITED CORP-CL A                 136,800.00
    75,800  BANKAMERICA CORP                    4,893,875.40
    16,012  BANKBOSTON CORPORATION              1,153,864.75
     8,500  BANKERS TR NY CORP                    740,562.50
     3,700  BANKNORTH GROUP INC                   171,125.00
    24,717  BARNETT BANKS INC                   1,297,642.50
    39,742  BB&T CORPORATION                    1,788,390.00
     2,000  BSB BANCORP INC                        76,500.00
     4,400  CATHAY BANCORP INC                    108,900.00
    19,750  CENTRAL FID BKS INC                   701,125.00
    46,040  CHASE MANHATTAN CORP NEW            4,468,780.52
     3,465  CHEMICAL FINL CORP                    119,542.50
     3,875  CHITTENDEN CORP                       132,718.75
    21,470  CINCINNATI FINANCIAL CORP           1,696,130.00
    50,500  CITICORP                            6,088,406.25
     7,300  CITIZENS BANKING                      250,025.00
    14,500  CITY NATL CORP                        348,906.25
     5,670  CNB BANCSHARES INC                    229,635.00
    11,200  COLONIAL BANCGROUP                    271,600.00
     4,515  COMMERCE BANCORP INC N.J.             174,956.25
    24,675  COMMERCE BANCSHARES                 1,116,543.75
     3,400  COMMUNITY FIRST BANKSHARE             130,475.00
     3,190  COMMUNITY TRUST BANCORP                85,332.50
    21,450  COMPASS BANCSHARES INC                721,256.25
    23,995  CORESTATES FINL CORP                1,289,731.25
     5,700  CORUS BANKSHARES INC                  161,025.00
     3,000  CPB INC                               111,750.00
    37,418  CRESTAR FINCL CORP                  1,454,624.75
     3,520  CVB FINL CORP                          87,120.00
    10,200  DAUPHIN DEPOSIT CORP                  454,537.50
    67,000  DIME BANCORP INC NEW                1,172,500.00
       400  F & M BANCORP MD                       11,100.00
     6,300  F & M NATL CORP                       163,800.00
    12,400  FIFTH THIRD BANCORP COM             1,017,187.50
    22,400  FIRST AMERICAN CORP                   859,600.00
    14,200  FIRST BANK SYS INC                  1,212,325.00
    34,100  FIRST CHICAGO NBD CORP              2,063,050.00
     4,900  FIRST CITIZENS BCSHS                  426,300.00
    14,400  FIRST COMMERCE CORP                   633,600.00
     7,600  FIRST COMWLTH FINL CORP               161,500.00
     4,000  FIRST EMPIRE ST CORP                1,348,000.00
     5,170  FIRST FINL BANCORP                    208,092.50
    22,300  FIRST HAWAIIAN INC                    760,987.50
     4,000  FIRST INDIANA CORP                     90,000.00
     5,500  FIRST MIDWEST BANCORP DEL             174,281.25
    30,600  FIRST OF AMERICA BANK               1,399,950.00
    37,500  FIRST SEC CORP DEL                  1,024,218.75
     4,750  FIRST SOURCE CORP                     125,875.00
    22,300  FIRST TENN NATL CORP                1,070,400.00
    31,676  FIRST UNION CORP                    2,930,030.00
     2,415  FIRST UNITED CORP                      41,658.75
    10,700  FIRST VIRGINIA BANKS                  645,343.75
     4,100  FIRST WESTERN BANCORP                 154,775.00
    48,600  FIRSTAR CORP                        1,524,825.00
     4,600  FIRSTBANK ILL CO                      179,975.00
     3,800  FIRSTFED FINL CORP DEL                118,037.50
    27,700  FLEET FINANCIAL GROUP INC           1,752,025.00
     4,200  FORT WAYNE NATL CORP IND              197,400.00
    13,310  FULTON FINL CORP PA                   359,370.00
     4,700  GREATER NY SAVINGS BANK               105,456.25
     4,255  HANCOCK HLDG CO                       208,495.00
     4,200  HARRIS SAVINGS BK PA                   89,250.00
     4,650  HERITAGE FINL SVCS INC                 95,906.25
    40,400  HIBERNIA CORP CL A                    563,075.00
     5,150  HUBCO INC                             149,350.00
    56,540  HUNTINGTON BANCSHARES INC           1,660,862.50
     7,920  IMPERIAL BANCORP                      228,690.00
    11,600  IMPERIAL CR INDS INC                  238,530.80
     1,800  INVESTORS FINANCIAL SVC                85,500.00
     2,600  IRWIN FINANCIAL CORP                   76,700.00
     9,200  JEFFERSON BKNSHRS INC VA              331,200.00
    24,400  KEYCORP                             1,363,350.00
     2,100  MAINSTREET BANKGROUP INC               57,750.00
    30,400  MARSHALL & ILSLEY CORP              1,235,000.00
    35,250  MBNA CORP                           1,291,031.25
    25,100  MELLON BANK CORP                    1,132,637.50
    17,400  MERCANTILE BANCORP INC              1,057,050.00
    15,700  MERCANTILE BANKSHARES                 628,000.00
     4,100  MERCER INTL INC SBI NEW                38,950.00
     1,500  MERCHANTS NY BANCORP INC               73,500.00
     6,820  MID AM INC                            124,465.00
     4,223  MID AMER BANCORP                      105,838.94
    18,900  MORGAN J P & CO                     1,972,687.50
     2,600  NATIONAL BANCORP ALASKA               219,700.00
     2,299  NATIONAL CITY BANCORP                  50,290.63
    23,900  NATIONAL CITY CORP                  1,254,750.00
    18,400  NATIONAL COMM BANCORP                 404,800.00
     5,145  NATIONAL PENN BANCSHARES              173,643.75
    84,132  NATIONSBANK CORP                    5,426,514.00
     2,625  NBT BANCORP INC                        70,546.88
    20,756  NORTH FORK BANCORP INC NY             443,659.50
    37,400  NORTHERN TRUST CO                   1,809,225.00
    39,085  NORWEST CORP                        2,198,531.25
    27,011  OLD KENT FINL CORP                  1,458,607.50
    12,180  OLD NATL BANCORP IND                  535,920.00
     7,750  ONE VALLEY BANCORP INC                325,500.00
    13,500  PACIFIC CENTURY FINL CORP             624,375.00
     3,200  PARK NATL CORP                        253,600.00
     8,300  PENNCORP FINL GROUP INC               319,550.00
    20,700  PEOPLES BANK BRIDGEPORT               535,612.50
     1,200  PINNACLE BANC GROUP INC                25,200.00
    43,600  POPULAR INC                         1,760,350.00
     3,087  PROVIDENT BANKSHARES CORP             128,496.38
     4,599  QUEENS CNTY BANCORP INC               209,254.50
    41,614  REGIONS FINANCIAL CORP              1,316,042.75
     6,710  REPUBLIC BANCORP INC                   95,617.50
     4,800  REPUBLIC NEW YORK CORP                516,000.00
     3,400  S & T BANCORP INC                     113,900.00
    21,800  SIGNET BANKING CORP                   784,800.00
     3,000  SILICON VALLEY BNCSHRES               135,750.00
    30,914  SOUTHTRUST CORP                     1,279,066.75
    54,600  STAR BANC CORP                      2,306,850.00
    53,200  STATE STREET CORP                   2,460,500.00
     2,800  SUFFOLK BANCORP                        80,500.00
     6,200  SUMITOMO BANK CA                      179,025.00
    30,900  SUMMIT BANCORP                      1,548,862.50
    23,500  SUNTRUST BANKS INC                  1,293,968.75
     3,800  SUSQUEHANNA BANCSHARES                149,150.00
    65,475  SYNOVUS FINANCIAL CP                1,804,654.69
     2,100  TRANS FINANCIAL INC                    58,537.50
     2,000  TRIANGLE BANCORP INC                   45,000.00
     7,100  TRUST CO OF NEW JERSEY                136,675.00
     7,360  TRUSTCO BK CORP NY                    157,320.00
    16,300  U S BANCORP ORE                     1,045,237.50
     9,555  UMB FINANCIAL CORP                    412,059.38
    14,100  UNIONBANCAL CORPORATION             1,013,437.50
     6,800  UNITED BANKSHARES W VA                287,300.00
     8,200  UNITED CAROLINA BANCSHARE             426,400.00
     2,000  USBANCORP INC PA                      109,000.00
     6,400  UST CORP                              143,200.00
    13,891  VALLEY NATL BANCORP                   376,793.38
    17,700  WACHOVIA CORP                       1,032,131.25
    26,900  WASHINGTON MUTUAL INC               1,607,275.00
     9,933  WELLS FARGO & CO                    2,676,943.50
     3,200  WESBANCO INC.                         126,800.00
     9,450  WESTCORP INC                          173,643.75
    11,700  WILMINGTON TRUST CORP                 535,275.00

                FINANCE COMPANIES
     6,500  ADVANTA CORP                          238,875.00
     4,500  AMCOR FINL INC                        122,625.00
    50,200  AMERICAN EXPRESS CO                 3,739,900.00
     8,200  ARCADIA FINANCIAL LTD                  75,337.50
     5,800  BENEFICIAL CORP                       412,162.50
     1,540  BT FINL CORP                           67,375.00
    21,400  CAPITAL ONE FIN CORP                  807,850.00
    17,100  CREDIT ACCEP CORP MICH                220,162.50
    77,200  FED HOME LN MTG CORP                2,702,000.00
   115,100  FEDERAL NATL MTGE ASSN              5,021,237.50
    14,300  FINOVA GROUP, INC                   1,093,950.00
     2,500  FIRST MERCHANTS ACCEP                  12,187.50
    17,300  GREEN TREE FINL CORP                  616,312.50
    10,400  HOUSEHOLD INTL CORP                 1,221,355.20
       200  IMC MORTGAGE COMPANY                    3,325.00
     3,800  INSO CORPORATION                       78,137.50
     2,600  ITT EDUCATIONAL SERVICES               64,512.50
     7,986  KEYSTONE FINL INC                     249,562.50
     8,700  LIBERTY FINANCIAL CO INC              433,912.50
    64,900  MERCURY FINANCE CO.                   158,193.75
    19,100  MONEY STORE INC                       547,931.25
    61,200  MORGAN ST DE WTR DISC               2,635,425.00
    15,700  PHOENIX DUFF & PHELPS                 115,787.50
     3,700  PMC CAP INC                            52,031.25
    35,900  PNC FINANCIAL                       1,494,337.50
     5,350  RESOURCE BANCSHARES MTG               105,662.50
     3,500  SEAFIELD CAP CORP                     125,125.00
     2,000  STUDENT LN CORP                        84,875.00
    29,500  STUDENT LOAN MKTG NEW               3,746,500.00
    39,500  SUNAMERICA                          1,925,625.00
    10,500  UNITED COS FINCL CORP                 275,625.00
     1,100  WEBSTER FINL CRP WATRBURY              50,050.00

                HOLDING COMPANY
     6,300  AMPAL AMER ISRAELI CL A                37,800.00
     2,200  EASTERN ENTERPRISES                    76,312.50
     1,600  GRYPHON HOLDING INC                    24,400.00
     4,500  ML BANCORP INC                         87,187.50
     6,500  PEC ISRAEL ECONOMIC CORP              156,000.00
    42,400  RELIANCE GROUP HOLDINGS               503,500.00
   107,700  RJR NABISCO HLDGS CORP              3,554,100.00
    18,400  SOTHEBY'S HLDS INC CL A               310,500.00
     1,700  ST FRANCIS CAPITAL CORP                65,875.00
     5,900  TEJON RANCH CO.                       110,625.00
    20,200  U S INDUSTRIES INC                    719,625.00
    34,000  VALHI INC                             276,250.00
     9,800  ZEIGLER COAL HLDG CO                  229,075.00

                FIRE AND CASUALTY INSURANCE
     5,600  ACCEPTANCE INS COS INC                127,400.00
    23,200  ALLMERICA PPTY & CAS COS              759,800.00
    20,200  AMERICAN FINANCIAL GROUP              861,025.00
     4,600  BALDWIN & LYONS INC CL B              104,075.00
     7,000  BERKLEY (WR) CORP                     412,125.00
    18,400  CHUBB CORP                          1,230,500.00
     6,700  FUND AMER COS INC                     703,500.00
    10,700  GAINSCO INC                           100,312.50
     8,900  GENERAL RE CORP                     1,619,800.00
     1,637  GUARANTY NATL CORP NEW                 39,288.00
     2,200  MARKEL CORP.                          281,600.00
     6,360  MEDICAL ASSURANCE INC                 258,375.00
     2,050  MFC BANCORP LTD                        17,649.22
     2,500  NAVIGATORS GROUP INC                   45,312.50
    13,300  SAFECO CORP                           620,943.75
     4,950  STATE AUTO FINL CORP.                 111,375.00
     4,200  UNITED FIRE & GAS CO                  157,500.00

                INSURANCE
     5,100  ACORDIA INC                           204,000.00
    16,152  AETNA INC                           1,653,561.00
    46,100  AFLAC INC                           2,178,225.00
    15,300  ALFA CORP                             212,287.50
     2,700  ALLEGHANY CORP. NEW                   587,250.00
     9,200  ALLMERICA FINANCIAL CORP              366,850.00
    47,900  ALLSTATE CORP.                      3,496,700.00
    10,400  AMBAC INC                             794,300.00
    16,000  AMERICAN ANNUITY                      288,000.00
     4,500  AMERICAN HERITAGE LIFE IN             148,500.00
    50,600  AMERICAN INTL GROUP                 7,558,375.00
     3,300  AMVESTORS FINL CORP                    61,875.00
    17,400  AON CORP                              900,450.00
     9,100  ARGONAUT INC                          268,450.00
       650  BERKSHIRE HATHAWAY                 30,680,000.00
     3,800  BLANCH E W HLDGS INC                  101,412.50
     8,000  CIGNA CORP                          1,420,000.00
    13,500  CITIZENS CORP                         372,937.50
     6,100  CITIZENS INC                           46,512.50
     3,700  CNA FINANCIAL CORP                    390,118.75
    14,300  COMMERCE GROUP                        352,137.50
    32,100  CRAWFORD & CO                         521,625.00
       700  CROP GROWERS CORP                       7,043.75
     4,700  DANIELSON HLDG CORP                    37,012.50
     2,958  DELPHI FINL GRP CL A                  113,883.00
     2,000  EMC INSURANCE GROUP                    24,750.00
    11,800  EQUITABLE IOWA COS                    660,800.00
    18,600  EVEREST REINSURANCE HLDGS             737,025.00
     2,300  EXECUTIVE RISK INC                    119,600.00
     5,000  FBL FINANCIAL GROUP CL A              188,750.00
     9,100  FINANCIAL SECURITY ASSUR              354,331.25
     3,900  FOREMOST CORP OF AM                   233,512.50
       800  GUARANTEE LIFE COS INC                 20,100.00
     5,100  HARLEYSVILLE GROUP INC                193,162.50
    12,400  HARTFORD FINANCIAL SVCS             1,026,100.00
    14,250  HCC INS HLDGS INC                     380,304.00
     4,400  HIGHLANDS INS GROUP INC                88,550.00
    10,500  HORACE MANN EDUCATORS                 514,500.00
     6,700  HSB GROUP INC                         357,612.50
     9,200  JOHN ALDEN FINL CORP                  192,625.00
    21,600  LEUCADIA NATIONAL CORP                668,250.00
     7,400  LIBERTY CORP                          301,550.00
     7,200  LIFE USA HOLDING INC                  102,600.00
    12,300  LOEWS CORP                          1,231,537.50
    18,000  MARSH & MCLENNAN CO.                1,284,750.00
    18,300  MBIA INC.                           2,064,477.90
     2,600  MEADOWBROOK INS GROUP INC              64,837.50
     9,900  MERCURY GEN CORP NEW                  720,225.00
    10,200  MGIC INVT CORP WIS                    488,967.60
     1,000  MIDLAND CO.                            50,000.00
     3,300  MMI COS INC                            86,212.50
     6,500  NAC RE CORP                           314,437.50
     1,200  NATIONAL WESTN LIFE INS               107,100.00
     3,800  NYMAGIC INC                            78,375.00
    13,500  OHIO CASUALTY CORP                    594,000.00
    41,550  OLD REPUBLIC INTL CORP              1,259,505.15
    13,476  PACIFICARE HEALTH SYS-B               860,779.50
     3,000  POE & BROWN INC                       111,000.00
    23,500  PROGRESSIVE                         2,044,500.00
    22,185  PROVIDENT COMPANIES INC             1,186,870.75
     8,600  PROVIDIAN FINANCIAL CORP              276,275.00
     4,820  PXRE CORP                             148,215.00
     5,900  REINSURANCE GROUP AMER IN             339,250.00
     4,400  RELIANCE ACCEPT GROUP INC              21,725.00
    25,600  RELIASTAR FINL CORP                 1,872,000.00
     5,500  RISK CAPITAL HOLDING INC              115,500.00
     2,800  RLI CORP                              102,025.00
     3,200  SECURITY CONNECTICUT CORP             176,200.00
     9,000  ST PAUL COS INC                       686,250.00
     2,700  STEWART INFO SVCS CORP                 55,687.50
    11,700  THE PMI GROUP INC                     729,787.50
     3,858  TITAN HOLDINGS INC                     91,627.50
     7,700  TORCHMARK CORP                        548,625.00
     7,000  TRANSAMERICA CORP                     654,937.50
     7,500  TRANSATLNTC HLDGS INC                 744,375.00
    67,600  TRAVELERS INC.                      4,263,058.80
       100  TRIAD GUARANTY INC                      4,537.50
    18,400  TWENTIETH CENTURY INDS                386,400.00
     8,900  UICI INS-LIFE                         262,550.00
    14,700  UNITED STATIONERS INC.                371,175.00
     4,700  UNITED WISCONSIN SERV INC             158,331.25
    39,500  UNITRIN INC.                        2,409,500.00
    15,400  UNUM CORP                             646,800.00
    12,500  USF & G CORP                          300,000.00
     5,200  VESTA INSURANCE GROUP INC             224,900.00
     2,300  WELLCARE MGT GROUP                     11,212.50
     2,600  WESCO FINANCIAL CORP                  845,650.00
    23,000  WESTERN NATIONAL CORP                 616,687.50

                LIFE INSURANCE
     3,735  AEGON NV ORD                          261,685.31
    25,696  AMERICAN GENERAL CORP               1,226,961.56
    14,800  AMERICAN NATL INS CO                1,320,900.00
    27,626  CONSECO INC                         1,022,162.00
     7,700  JEFFERSON PILOT CORP                  538,037.50
     2,200  KANSAS CITY LIFE INS CO               173,800.00
    11,200  LINCOLN NATL CORP IND                 721,000.00
    12,500  PRESIDENTIAL LIFE CORP                242,187.50

                MUTUAL FUNDS
    63,200  EQUITABLE COS INC                   2,101,400.00
     4,700  JOHN NUVEEN CO CL A                   146,875.00
    18,900  PRICE ASSOCIATES                      975,712.50
    35,000  UNITED ASSET MGMT CORP                990,937.50

                REAL ESTATE
    10,800  CASTLE & COOKE                        178,875.00
    19,200  DANAHER CORP                          975,600.00
     2,140  ECHELON INTL CORP                      48,818.75
     2,500  FAIRFIELD COMMUNITIES INC              84,062.50
     6,800  INSIGNIA FINL GROUP INC               123,250.00
     3,500  MEGO FINANCIAL CORP CL B               25,375.00
     8,700  PRICE ENTERPRISES INC                 167,475.00
    30,600  ROUSE CO                              902,700.00
       875  SLH CORPORATION                        67,375.00

                SAVINGS & LOANS
    11,300  AHMANSON H F & CO                     485,900.00
     5,640  ALBANK FINANCIAL CORP                 222,780.00
     4,000  AMERICAN FED BK                       129,000.00
     3,200  ANCHOR BANCORP WIS INC                156,000.00
       600  BANK PLUS CORP                          6,525.00
     4,400  BANKERS CORP                          123,200.00
     5,200  BAYVIEW CAP CORP CALIF                136,500.00
     2,760  CAROLINA FIRST CORP                    40,710.00
     2,400  CITFED BANCORP INC                     93,000.00
     2,300  COMMONWEALTH BANCORP INC               37,662.50
     2,300  FIRST FINANCIAL HOLDINGS               73,600.00
     1,600  FIRST PALM BEACH BANCORP               54,400.00
     3,800  FSF FINANCIAL CORP                     66,025.00
    15,300  GLENDALE FED BK FED SVGS              399,712.50
     6,200  GOLDEN WEST FINL CORP                 434,000.00
     4,700  GREAT FINANCIAL CORP                  165,087.50
    14,500  GREAT WESTERN FINL                    779,375.00
    20,000  GREENPOINT FINANCIAL CORP           1,331,260.00
     4,300  HFNC FINANCIAL CORP                    70,950.00
     5,290  IBS FINANCIAL CORP                     95,881.25
     4,000  JEFFERIES GROUP INC                   228,000.00
     4,000  LIFE BANCORP INC                      103,500.00
     2,000  MAF BANCORP INC                        83,750.00
     3,400  MAGNA BANCORP INC                      93,075.00
     7,350  NEW YORK BANCORP INC                  255,412.50
     2,100  OCEAN FINANCIAL CORP                   74,025.00
     9,900  PEOPLES HERITAGE FINL                 374,962.50
     3,500  RELIANCE BANCORP INC                  103,031.25
     3,600  SECURITY CAPITAL CORP                 340,200.00
     7,600  T R FINANCIAL CORP                    191,425.00
    17,820  WASHINGTON FEDERAL INC                457,751.25
     5,200  WILEY, JOHN & SON CL A                176,150.00
     7,800  WORLD ACCEP CORP SC NEW                49,725.00

                BROKERAGE
    41,826  BEAR STEARNS COS INC                1,429,926.38
    12,000  COUNTRYWIDE CREDIT INC                374,250.00
    21,000  EDWARDS A G INC                       905,625.00
    40,200  FRANKLIN RESOURCES                  2,917,012.50
    38,200  LEHMAN BROS HLDGS INC               1,547,100.00
    35,800  MERRILL LYNCH & CO                  2,134,575.00
     6,800  MORGAN KEEGAN INC                     136,000.00
    31,000  PAINE WEBBER GROUP INC              1,085,000.00
    11,300  SALOMON INC                           628,562.50
    58,000  SCHWAB CHARLES CORP NEW             2,359,875.00

                MISCELLANEOUS
     2,100  AAMES FINANCIAL CORP.                  38,850.00
     7,400  CITYSCAPE FINANCIAL CORP              147,537.50
    11,600  HEALTHCARE COMPARE CORP               607,550.00
     2,800  ISB FINANCIAL CORP                     72,800.00
     2,700  JAYHAWK ACCEPTANCE CORP                 4,387.50
     3,200  MCDONALD & CO INVESTMENTS             146,800.00
     8,400  PMT SERVICES INC                      128,100.00
     5,800  STANDARD FINANCIAL INC                142,100.00
    18,800  TELLABS INC                         1,050,450.00
     3,100  TFC ENTERPRISES INC                     4,262.50
     3,500  TRANSMEDIA NETWORK                     14,000.00
     1,800  VERMONT FINL SVCS CORP                 84,600.00

                   TOTAL FINANCIAL           $282,503,613.25

  METALS AND MINING                        1.12%

                ALUMINUM
    18,500  ALUMINUM CO AMER                    1,394,437.50
     2,700  CENTURY ALUMINUM CO                    39,487.50
     3,900  KAISER ALUMINUM CORP                   47,775.00

                MINING
     3,700  ASHLAND COAL                          105,450.00
    31,400  FREEPRT COPPER&GOLD CL A              918,450.00
    15,800  HOMESTAKE MNG CO                      206,387.50
    19,000  MAPCO INC                             598,500.00
    17,500  MERIDIAN GOLD INC                      76,562.50
     7,400  MINERALS TECHNOLOGIES INC             277,500.00
     4,100  NEWMONT GOLD CO                       163,743.75
     3,100  PITTSON MINERALS GROUP                 36,231.25

                STEEL
     9,600  AK STEEL HOLDING CORP                 423,600.00
    22,265  ALLEGHENY TELEDYNE                    601,155.00
    11,500  ARMCO, INC.                            44,562.50
    11,700  BETHLEHEM STEEL CORP                  122,118.75
     5,400  CARPENTER TECHNOLOGY CORP             247,050.00
    10,500  CHAPARRAL STL CO.                     156,843.75
     3,800  CLEVELAND CLIFFS INC                  154,850.00
     9,700  GENEVA STL CL A                        26,068.75
       900  GIBRALTAR STEEL CORP                   20,700.00
    16,600  HARSCO CORP                           672,300.00
     5,100  INLAND STEEL INDUS INC                133,237.50
    14,300  J & L SPECIALTY STEEL INC             171,600.00
    39,500  LTV CORP NEW                          562,875.00
     4,800  LUKENS INC                             90,300.00
     7,600  NATIONAL STL CORP CL B                127,775.00
     9,200  NUCOR CORP                            526,700.00
     3,700  OLYMPIC STEEL INC                      56,887.50
     8,500  OREGON STEEL MILLS                    169,468.75
     4,500  RELIANCE STEEL & ALUMINUM             117,000.00
     6,900  REPUBLIC ENGINEERED STEEL               9,056.25
     5,200  ROUGE STEEL CO CL A                    87,750.00
     2,200  SCHNITZER STEEL INDS INC               65,450.00
     4,900  SHILOH INDUSTRIES INC                  98,918.75
    13,900  TERRA INDUSTRIES                      161,587.50
     4,500  TRIMAS CORP                           126,562.50
     5,000  US LONG DISTANCE CORP                  86,250.00
    17,600  WEIRTON STL CORP                       52,800.00
     9,800  WORTHINGTON INDS INC                  179,462.50

                OTHER METALS
     4,300  APPLIED INDUSTRIAL TECH               154,800.00
     4,600  ASARCO INC                            140,875.00
     8,700  BARNES GROUP INC.                     256,650.00
    24,200  BATTLE MOUNTAIN GOLD CL A             137,637.50
     5,300  BRUSH WELLMAN INC                     110,968.75
     3,700  CHASE INDUSTRIES INC                   90,187.50
     5,800  CITATION CORP                          99,325.00
     3,500  EASCO INC                              34,125.00
    21,000  FREEPORT-MCMORAN COPPER-B             653,625.00
     8,700  KENNAMETAL INC                        374,100.00
    15,806  NEWMONT MNG CORP                      616,434.00
     7,800  NEWPARK RESOURCES INC NEW             263,250.00
     5,300  NN BALL & ROLLER INC                   66,250.00
     6,900  PHELPS DODGE CORP                     587,793.75
     8,000  REYNOLDS METALS CO                    570,000.00
    12,900  WYMAN-GORDON CO                       348,300.00

                PRECIOUS GEMS
       600  MARKS BROS JEWELERS                     7,500.00

                MINERALS
    19,000  AMAX GOLD INC                         116,375.00
     9,800  CYPRUS AMAX MINERALS CO               240,100.00
     1,800  SOLV EX CORP                            5,962.50

                COAL
     1,000  NACCO INDUS INC CL A                   56,437.50

                FOREST PRODUCTS
     4,228  DELTIC TIMBER CORP                    123,933.25
    46,600  JOHNS MANVILLE CORP                   550,462.50

                MISCELLANEOUS
     1,870  VARLEN CORP                            50,256.25

           TOTAL METALS AND MINING            $14,812,803.50

  COLLECTIBLES & PRECIOUS MATERIALS        0.04%

                JEWELRY
    11,300  TIFFANY & CO                          521,918.75


    15,500  TOPPS CO                               64,906.25

TOTAL COLLECTIBLES & PRECIOUS MATERIALS          $586,825.00

  OIL-ENERGY                               6.04%

                OIL & GAS PRODUCERS
    10,000  AMERADA HESS CORP                     555,625.00
    52,400  AMOCO CORP                          4,555,525.00
    19,600  ANADARKO PETE CORP                  1,176,000.00
    26,000  APACHE CORP                           845,000.00
     4,700  AQUILA GAS PIPELINE CORP               65,506.25
     7,700  BERRY PETE CO                         146,300.00
    12,600  BJ SVCS CO COM                        675,675.00
     7,600  BROWN TOM INC NEW                     161,500.00
     6,200  CAIRN ENERGY USA INC                   81,375.00
     5,600  CAPSURE HOLDINGS CORP                  72,450.00
     2,400  CARBO CERAMICS INC                     65,400.00
    18,900  CHESAPEAKE ENERGY CORP                187,828.20
     2,600  CMS ENERGY CORP CLASS G                51,675.00
    11,100  COASTAL CORP                          590,386.80
     4,300  COMSTOCK RESOURCES INC                 44,881.25
     4,700  EDISTO RESOURCES CORP                  43,475.00
     7,300  ENSERCH CORP                          162,425.00
    12,800  FALCON DRILLING CO INC                737,600.00
       900  FORCENERGY INC                         27,337.50
     6,300  FOREST OIL CORP                        92,531.25
    11,300  FREEPORT MCMORAN INC                  326,287.50
    13,800  GLOBAL INDS LTD                       322,359.38
     2,266  H S RESOURCES INC                      32,007.25
     2,700  HELMERICH & PAYNE INC.                155,587.50
     2,500  HONDO OIL & GAS CO                     17,500.00
     4,900  HUGOTON ENERGY CORP                    67,987.50
     6,800  J RAY MCDERMOTT S A                   183,600.00
    10,200  KELLEY OIL & GAS CORP                  31,237.50
    10,300  LOUIS DREYFUS NAT GAS CRP             167,375.00
    16,200  MARINE DRILLING COS INC               317,925.00
     4,600  MERIDIAN RESOURCE CORP                 55,200.00
    30,300  MITCHELL ENGY & DEV CL B              659,025.00
    28,600  NABORS INDS INC                       707,850.00
    36,400  NGC CORPORATION                       561,925.00
    17,500  NOBLE AFFILIATES INC                  677,031.25
    10,700  NOEL GROUP INC                         45,475.00
     3,400  NUEVO ENERGY                          139,400.00
    34,100  OCCIDENTAL PETROLEUM                  854,631.25
     2,900  ONEOK INC                              93,343.75
     2,000  PENN VA CORP                           98,000.00
     2,800  PROVIDENCE ENERGY CORP                 49,000.00
    13,400  QUESTAR CORP                          541,025.00
    20,200  READING & BATES NEW                   540,350.00
     9,600  SANTA FE ENERGY RES INC               141,000.00
    28,108  SEAGULL ENERGY CORP                   491,890.00
     5,843  SEMCO ENERGY INC                      102,252.50
     3,400  STONE ENERGY CORP                      93,075.00
     9,100  TATHAM OFFSHORE INC                     4,550.00
     7,900  TEEKAY SHIPPING CORP                  273,043.75
     9,200  TESORO PETE CORP                      136,275.00
    43,359  TOSCO CORP COM NEW                  1,298,060.06
    27,800  TRANSTEXAS GAS CORP                   444,800.00
    13,800  TRITON ENERGY LTD-CLASS A             632,212.50
    26,292  ULTRAMAR DIAMOND SHAMROCK             857,776.50
    32,679  UNION PACIFIC RESOURCES               812,890.13
    33,000  UNION TEX PETRO HLDG INC              690,954.00
     5,600  UNIT CORP                              58,450.00
     4,000  USX-DELHI GROUP                        52,500.00
    30,800  USX-MARTHON GROUP COM NEW             889,350.00
     8,900  USX-US STEEL GROUP                    312,056.25
    14,400  VALERO ENERGY CORP                    522,000.00
    10,300  VARCO INTL INC                        332,175.00
     6,000  VASTAR RES INC                        210,375.00
     7,400  WAINOCO OIL CORP                       31,450.00
    15,000  WESTERN GAS RESOURCES                 292,500.00
    31,200  WHLBRTR TECH INC PAR .01              481,650.00
    72,300  XCL LTD                                13,556.25
    11,600  ZAPATA CORP NEW                        57,275.00

                NATURAL RESOURCES
    18,800  DRESSER INDUS INC                     700,300.00
     5,300  KERR MCGEE CORP                       335,887.50
     3,700  LOUISIANA LD & EXPL CO                211,362.50
    33,300  MIDAMERICAN ENERGY HLD                576,506.25
     6,900  NL INDUSTRIES COM NEW                 100,050.00
     5,600  OCEAN ENERGY INC                      259,000.00
     8,300  PETROLEUM HEAT & PWR CLA               22,306.25
    13,100  SMITH INTL INC                        795,825.00
     3,700  TRIGEN ENERGY CORP                     92,500.00
    16,500  WILLIAMS COS INC-DEL                  721,875.00

                OIL EQUIPMENT, WELLS & SVCS
     8,200  ASHLAND, INC.                         380,275.00
    13,200  BAKER HUGHES INC                      510,675.00
     4,000  BELDEN AND BLAKE CORP                 108,000.00
     3,200  ENRON GLOBAL PWR & PIPELI             106,600.00
    23,462  ENSCO INTERNATIONAL INC             1,237,620.50
    10,400  EVI INCORPORATED                      436,800.00
     4,100  GETTY REALTY CORPORATION               72,262.50
     4,400  GIANT INDS INC                         69,575.00
    55,500  GLOBAL MARINE NEW                   1,290,375.00
    13,100  HALLIBURTON CO                      1,038,175.00
     4,200  LOMAK PETE INC                         74,812.50
     4,400  LUFKIN INDUST.                        115,500.00
     6,200  MATRIX SVC CO.                         53,475.00
     4,100  NUI CORP                               91,993.75
    11,800  PARKER & PARSLEY CO                   417,425.00
    24,300  PARKER DRILLING CO                    270,337.50
     9,200  ROWAN COS INC                         259,325.00
     4,400  RPC ENERGY SVCS INC                    64,900.00
     1,300  SEACOR HOLDINGS INC                    68,006.90
    20,400  TIDEWATER INC                         897,600.00
    11,300  TRANSOCEAN OFFSHORE INC               820,662.50
     4,600  VERITAS DGC INC                       103,500.00
    17,200  WEATHERFORD ENTERRA INC               662,200.00
     5,600  WESTERN ATLAS INC                     410,200.00

                OIL - DOMESTIC
    13,500  BURLINGTON RESOURCES INC              595,687.50
     1,700  CROWN CENT PETE CL A                   24,862.50
    13,481  EL PASO NAT GAS CO.                   741,455.00
    56,200  ENRON OIL & GAS CO                  1,018,625.00
     1,600  FINA IN CL A                          102,000.00
     3,000  HOLLY CORP                             74,625.00
     7,600  LONE STAR TECHNOLOGY INC              217,550.00
     4,900  PENNZOIL CO                           376,075.00
    27,800  PHILLIPS PETE CO                    1,216,250.00
    11,900  QUAKER STATE CORP                     181,475.00
     9,100  SONAT INC                             466,375.00
     6,450  TEJAS GAS CORP DEL                    253,162.50
    26,200  UNOCAL CORP                         1,016,887.50

                OIL - INTERNATIONAL
    34,000  ATLANTIC RICHFIELD CO               2,397,000.00
    68,800  CHEVRON CORP                        5,086,900.00
   261,800  EXXON CORP.                        16,035,250.00
    84,800  MOBIL CORP                          5,925,400.00
    14,800  MURPHY OIL CORP                       721,500.00
    11,300  ORYX ENERGY COMPANY                   238,712.50
     8,000  SUN CO INC                            248,000.00
    27,900  TEXACO INC                          3,034,125.00
     7,700  UNIFIRST CORP MASS                    154,000.00

                MISCELLANEOUS
     4,100  GETTY PETRO MARKETING INC              20,500.00

                  TOTAL OIL-ENERGY            $79,737,062.22

  RETAIL                                   3.99%

                DEPARTMENT STORES
     2,000  ALEXANDERS INC                        140,750.00
       900  BON-TON STORES INC                      7,200.00
    11,400  CALDOR CORP.                           16,387.50
    31,082  CVS CORP                            1,592,952.50
    22,800  DAYTON HUDSON CORP                  1,212,675.00
    12,000  DILLARDS INC /CL A                    415,500.00
     6,600  DOLLAR TREE STORES INC                332,475.00
    22,400  FEDERATED DEPT STORES INC             778,400.00
     2,600  HILLS STORES CO NEW                     8,937.50
    51,200  K MART                                627,200.00
    24,400  KOHLS CORP                          1,291,675.00
    26,300  MAY DEPT STORES CO                  1,242,675.00
     4,000  MERCANTILE STORES                     251,750.00
    10,000  MEYER INC                             516,875.00
    11,300  NEIMAN-MARCUS GROUP                   296,625.00
    33,447  PENNEY JC INC                       1,745,532.04
     4,000  RENTERS CHOICE INC                     79,500.00
    41,300  SEARS ROEBUCK & CO                  2,219,875.00
    14,000  WOOLWORTH CORP                        336,000.00

                GROCERY
    26,400  ALBERTSON'S INC                       963,600.00
    15,400  AMERICAN STORES CO                    760,375.00
    23,700  BRUNOS INC NEW                        272,550.00
     3,500  DELCHAMPS INC.                        112,000.00
   262,100  FOOD LION CLASS A                   1,875,653.13
     6,400  GIANT FOOD INC                        207,200.00
     4,100  GREAT ATLANTIC & PAC TEA              111,468.75
    14,000  HANNAFORD BROS. CO                    497,875.00
    26,600  KROGER CO                             771,400.00
     4,000  PENN TRAFFIC CO NEW                    31,500.00
     5,400  QUALITY FOOD CENTERS INC              205,200.00
    15,400  RUDDICK CORP                          240,625.00
   109,362  SAFEWAY INC                         5,044,322.25
   137,400  SOUTHLAND CORP                        459,431.25
    19,100  WEIS MKTS INC                         551,512.50
    15,900  WINN-DIXIE STORES INC                 592,275.00

                OTHER RETAIL
    22,467  ACCUSTAFF INC                         532,187.06
     6,300  AVATEX CORPORATION                      7,481.25
    14,300  BEST BUY INC.                         212,712.50
    11,400  BEST PRODS INC                            114.00
     5,700  CARR-GOTTSTEIN FOODS CO                28,500.00
    10,300  CIRCUIT CITY STORES                   366,293.75
    27,500  CONSOLIDATED STORES CORP              955,625.00
    32,085  CORPORATE EXPRESS INC                 463,243.23
    20,700  COSTCO COMPANIES INC                  680,512.50
     1,000  DART GROUP CORP.                      102,750.00
    29,968  DOLLAR GENERAL                      1,123,800.00
     3,100  EZCORP INC CL A NON-VTG                31,000.00
    18,700  FAMILY DOLLAR STORES                  509,575.00
    15,400  FINGERHUT COS INC                     268,537.50
     4,100  FLEMING COS                            73,800.00
    18,000  FORTUNE BRANDS INC                    671,625.00
    11,686  GENERAL HOST                           40,170.63
     4,900  GOOD GUYS INC.                         27,562.50
     7,000  HANCOCK FABRICS INC                    96,250.00
    13,650  HASBRO INC                            387,318.75
    13,000  HOLLYWOOD ENTERTAINMENT               297,375.00
    13,800  IDEX CORP                             455,400.00
    11,400  INTELLIGENT ELEC INC                   32,062.50
     4,400  LONGS DRUG STORES CORP                115,225.00
     8,300  MAC FRUGALS BARGINS CLOSE             226,175.00
    29,400  MATTEL INC                            995,925.00
     6,700  PEP BOYS-MAN, MO, JACK                228,222.10
     3,650  PETCO ANIMAL SUPPLIES                 109,500.00
    13,500  RITE AID CORP                         673,312.50
    33,000  SERVICE MERCHANDISE CO                 99,000.00
     8,200  SODAK GAMING INC                      120,950.00
     6,300  SUN TV & APPLIANCES INC                12,403.13
     6,000  SUPERVALUE INC                        207,000.00
     6,600  SYMS CORP.                             65,587.50
     6,300  TANDY CORP                            352,800.00
     5,600  TOY BIZ INC                            46,200.00
    34,078  TOYS R US                           1,192,730.00
    10,800  WABAN INC                             347,625.00
   243,100  WAL MART STORES INC                 8,219,818.75
    26,500  WALGREEN CO                         1,421,062.50
     6,200  XTRA CORP                             272,412.50

                SPORTING GOODS
     4,200  CONVERSE INC                           92,925.00
     5,900  REEBOK INTL LTD                       275,825.00
     2,100  SPORTMART INC                           7,875.00
     6,000  THE FINISH LINE-CL A                   87,750.00

                APPAREL
     3,400  BLAIR CORP                             48,875.00
     5,200  BUCKLE INC                            119,600.00
    15,500  BURLINGTON COAT WHS                   302,250.00
    20,700  BURLINGTON INDS INC                   248,400.00
    10,900  CHARMING SHOPPES INC                   56,884.38
    15,800  CLAIRES STORES INC                    276,500.00
    16,600  CML GROUP                              30,087.50
     4,800  DONNA KARAN INTL INC                   53,400.00
     4,600  EDISON BROS STORES                      5,750.00
    30,900  GAP INC                             1,201,237.50
     2,400  GARGOYLES INC                          19,800.00
     6,100  GOODYS FAMILY CLOTHING                166,987.50
     8,700  NORDSTROM INC                         426,843.75
    13,328  PAYLESS SHOESOURCE INC                728,875.00

                MISCELLANEOUS
     2,625  AMERICAN HOMESTAR CORP                 56,109.38
     2,600  CREATIVE COMPUTERS INC                 20,150.00
     2,300  FRIEDMANS INC CL A                     52,612.50
     5,000  GARDEN RIDGE CORP                      62,500.00
    35,400  PETSMART INC                          407,100.00
     3,700  SAFETY 1ST INC                         21,737.50
     5,800  URBAN OUTFITTERS INC                   81,200.00

                      TOTAL RETAIL            $52,731,092.58

  UTILITIES                                8.27%

                ELECTRIC
       500  ACME ELECTRIC CORP                      3,312.50
    24,900  AES CORP                            1,761,675.00
    40,100  ALLEGHENY PWR SYS INC               1,070,168.75
    19,800  AMERICAN ELEC PWR INC                 831,600.00
    17,400  ATLANTIC ENERGY INC                   292,537.50
    15,600  BALTIMORE GAS & ELEC                  416,325.00
     4,800  BLACK HILLS CORP                      136,800.00
    18,100  BOSTON EDISON CO                      477,387.50
    17,300  CALENERGY INC                         657,400.00
    12,800  CAROLINA PWR & LT CO                  459,200.00
    73,400  CENTERIOR ENERGY CORP                 821,162.50
    22,600  CENTRAL & SOUTH WEST CORP             480,250.00
     7,300  CENTRAL LOUISIANA EL-NEW              205,312.50
    10,600  CENTRAL MAINE PWR CO                  131,175.00
    16,600  CINERGY CORP                          577,887.50
    12,600  CIPSCO INC                            460,687.50
   117,653  CITIZENS UTILS CO CL A              1,102,995.00
    30,600  CMS ENERGY CORP                     1,078,650.00
    20,200  CON. EDISON NY INC                    594,637.50
     6,500  CTG RESOURCES INC                     143,000.00
    20,100  DELMARVA PWR & LT CO                  383,156.25
     5,600  DESTEC ENERGY INC                     121,240.00
    19,200  DOMINION RES INC-VA                   703,200.00
    77,400  DPL INC                             1,905,975.00
    30,700  DQE INC                               867,275.00
    15,300  DTE ENERGY CO                         422,662.50
    38,405  DUKE POWER CO                       1,841,058.89
    46,100  EDISON INTERNATIONAL                1,146,737.50
     8,900  EMPIRE DIST ELEC CO                   154,081.25
    42,700  ENOVA CORPORATION                   1,027,468.75
    21,400  ENTERGY CORP NEW                      585,825.00
    32,100  FLORIDA PROGRESS CORP               1,005,131.25
    19,800  FPL GROUP INC                         912,037.50
    13,000  GPU INC                               466,375.00
    10,100  HAWAIIAN ELEC INDUS INC               390,112.50
    28,300  HOUSTON INDS INC                      606,681.25
    12,300  IDAHO PWR CO                          385,912.50
    10,900  IES INDS INC                          321,550.00
    24,900  ILLINOVA CORP                         547,800.00
     7,400  INDIANA ELEC INC                      180,837.50
    18,500  IPALCO ENTERPRISES INC                578,125.00
     2,300  JABIL CIRCUIT INC                     192,912.50
    20,500  KANSAS CTY PWR & LT CO                585,531.25
    25,300  KU ENERGY CORP                        863,362.50
    21,800  LG&E ENERGY CORP                      480,962.50
    10,000  LONG ISLAND BANCORP INC               363,125.00
    44,100  LONG ISLAND LTG CO                  1,014,300.00
     5,900  MADISON GAS & ELECTRIC                120,950.00
    16,900  MDU RESOURCES GROUP INC               405,600.00
    10,600  MINNESOTA PWR & LT CO                 321,975.00
    18,100  MONTANA PWR CO                        419,693.75
    15,800  NEVADA PWR CO                         335,750.00
    21,400  NEW ENGLAND ELEC SYS                  791,800.00
    23,600  NEW YORK ST ELEC & GAS                492,650.00
    15,600  NIAGARA MOHAWK PWR                    133,575.00
    20,200  NIPSCO INDUSTRIES INC                 834,512.50
    42,300  NORTHEAST UTILS                       404,493.75
     7,300  NORTHERN STS PWR CO                   377,775.00
     6,200  NORTHWESTERN PUB SVC                  133,300.00
    13,400  OGE ENERGY CORP                       609,700.00
    16,400  OHIO EDISON CO                        357,725.00
     4,100  OTTER TAIL POWER CO                   135,300.00
    17,000  P P & L RESOURCES INC                 338,937.50
    31,000  PACIFICORP                            682,000.00
    23,500  PECO ENERGY CO                        493,500.00
    43,800  PG&E CORP                           1,062,150.00
    28,800  PINNACLE WEST CAP CORP                865,800.00
    16,900  PORTLAND GENL CORP                    670,718.75
    39,200  POTOMAC ELEC PWR CO                   906,500.00
    21,300  PUBLIC SVC COLORADO                   883,950.00
    24,100  PUBLIC SVC ENTERPRISE GRP             602,500.00
    13,800  PUBLIC SVC NEW MEXICO                 246,675.00
    20,900  PUGET SOUND PWR & LT CO               553,850.00
    14,500  ROCHESTER GAS & ELEC                  305,406.25
    34,700  SCANA CORP                            860,993.75
    15,900  SIG CORP INC                          403,462.50
    71,600  SOUTHERN CO                         1,566,250.00
    13,400  SOUTHWESTERN PUB SVC                  526,787.50
     5,400  ST. JOSEPH LGT & PWR CO                88,425.00
    38,800  TECO ENERGY                           991,844.40
    11,720  TUCSON ELECTRIC POWER CO              169,940.00
    20,700  UNICOM CORPORATION                    460,575.00
     9,500  UNION ELECTRIC CO                     358,031.25
    15,500  UTILICORP UNITED INC                  451,437.50
    19,900  WASHINGTON WTR PWR                    390,537.50
    23,300  WESTERN RES INC                       755,793.75
    36,700  WISCONSIN ENERGY CORP                 908,325.00
    10,100  WPL HOLDING INC                       282,168.75
     6,900  YANKEE ENERGY SYS INC                 169,050.00
     2,500  YORK RESEARCH CORP                     19,375.00

                GAS
    18,400  AGL RESOURCES                         377,200.00
     7,600  BAY STATE GAS CO COMM                 202,350.00
    16,400  BROOKLYN UNION GAS CO                 469,450.00
     5,900  COLUMBIA GAS SYS INC                  384,975.00
     7,700  CONSOLIDATED NATL GAS                 414,356.25
    13,100  EQUITABLE RESOURCES                   371,712.50
     9,000  LACLEDE GAS CO                        195,750.00
    22,200  MCN CORP HLDG CO                      679,875.00
    12,500  NATIONAL FUEL GAS CO NJ               524,218.75
     5,300  NICOR INC                             190,137.50
    11,500  NORAM ENERGY CORP                     175,375.00
     2,300  NORTH CAROLINA NTL GAS                 76,762.50
     9,000  PACIFIC ENTERPRISES                   302,625.00
     3,700  PEOPLES ENERGY CORP                   138,518.75
       300  SJW CORP                               15,750.00
     6,400  SOUTH JERSEY INDUSTRIES               142,400.00
     5,599  SOUTHERN UNION CO NEW                 128,077.13
    23,700  TEXAS UTILITIES CO                    816,168.75
    13,700  UGI CORP                              303,112.50
    14,400  WASHINGTON GAS LIGHT                  361,800.00
     9,300  WPS RESOURCES CORP                    248,775.00

                TELEPHONE
   170,000  A T & T                             5,960,625.00
     4,200  ACC CORP                              129,675.00
    20,000  ALLTEL CORP                           668,750.00
    59,200  AMERITECH CORP NEW                  4,021,900.00
    46,200  BELL ATLANTIC CORP                  3,505,425.00
   104,800  BELLSOUTH CORP                      4,860,100.00
     9,800  CAI WIRELESS SYS INC                   10,412.50
    19,800  CENTURY TELEPHONE ENTERP              667,022.40
    53,000  CINCINNATI BELL INC                 1,669,500.00
    26,700  ENRON CORP                          1,089,693.75
    54,100  FRONTIER CORP                       1,078,618.75
   102,100  GTE CORP                            4,479,637.50
    16,500  INTERDIGITAL COMM CORP                 90,750.00
    72,500  MCI COMMUNICATIONS                  2,775,390.63
    42,200  NYNEX CORP                          2,431,775.00
    21,700  SOUTHERN NW ENGL TELECOM              843,587.50
    46,000  SPRINT CORP                         2,420,750.00
    46,400  U S WEST INC                        1,748,700.00
    50,000  U S WEST MEDIA GROUP                1,012,500.00
     3,600  UTAH MED PRODS INC.                    28,350.00
   170,613  WORLDCOM INC                        5,459,616.00

                WATER & SEWER
    25,800  AMERICAN WATER WORKS CO               551,475.00
     4,600  CALIFORNIA WTR SVC CO                 202,400.00
     7,100  CULLIGAN WATER TECH INC               317,725.00
     2,900  E TOWN CORP                            89,537.50
     6,900  UNITRODE CORP.                        347,587.50

                WASTE DESPOSAL
    11,100  ALLIED WASTE INDS INC                 192,862.50
    24,100  AMER WASTE SVCS CL A                   39,162.50
    22,900  BROWNING FERRIS IND                   761,425.00
    10,100  ENVIROTEST SYS CORP CL A               25,250.00
     2,100  GTS DURATEX INC                        20,212.50
     9,000  MID-AMER WAST SYS INC                     270.00
     2,600  SUPERIOR SERVICES INC                  61,750.00
    23,300  UNITED STATES FILTER CORP             634,925.00
    31,950  USA WASTE SERVICES INC              1,234,068.75
    52,287  WASTE MANAGEMENT INC                1,679,719.88

                   TOTAL UTILITIES           $109,275,924.33

  MISCELLANEOUS                           10.34%

                BROADCAST/COMMUNICATIONS
     4,400  AMERICAN PAGING, INC                    6,600.00
     6,100  ARCH COMMUNICATIONS GROUP              46,512.50
       200  ARGYLE TELEVISION INC CL                5,100.00
    33,900  ASCEND COMMUNICATIONS INC           1,334,812.50
     2,700  ATLANTIC TELE-NETWORK INC              33,750.00
     4,400  BET HLDGS INC CLA A                   144,100.00
    11,800  BHC COMMUNICATIONS INC              1,411,575.00
     3,800  CANWEST GLOBAL COMM                    56,287.50
    16,600  CASCADE COMMUNICATIONS CO             458,575.00
     5,900  CENTENNIAL CELLULAR CORP               93,662.50
    11,800  CENTRY COMM CL A                       63,425.00
     1,100  CHANCELLOR BROADCASTING                44,000.00
    25,800  CLEAR CHANNEL COMM INC              1,588,312.50
    55,228  COMCAST CORP CL A SPL               1,180,498.50
     2,500  COX RADIO INC CLASS A                  64,062.50
    70,500  DISNEY WALT CO                      5,657,625.00
     8,850  EVERGREEN MEDIA CORP CL A             394,931.25
    15,540  GAYLORD ENTMT CO CL A                 358,391.25
    12,771  HARTE-HANKS COMM INC                  376,744.50
    15,024  HSN INC                               469,500.00
     3,800  INACOM CORP                           118,275.00
     4,800  INTER TEL                             102,000.00
       800  INTERCEL INC                           11,000.00
     7,600  JACOR COMMUNICATIONS-WTS               26,600.00
     3,500  JONES INTERCABLE INC.                  40,687.50
     2,600  KATZ MEDIA GROUP INC                   16,900.00
     4,700  METRICOM INC                           29,962.50
     5,000  METROCALL INC                          22,500.00
     8,000  NATIONAL INSTRUMENTS                  282,000.00
     4,200  NUMEREX CORP                           23,625.00
     4,000  ORTEL CORP                             72,000.00
    21,600  PAIRGAIN TECHNOLOGIES                 334,800.00
     8,700  PAXSON COMMUNICATIONS                 110,925.00
     3,600  PEOPLES CHOICE TV CORP                  5,850.00
     2,600  PLANTRONICS INC NEW                   130,325.00
     8,300  PLAYBOY ENTERPRISES CL B               95,968.75
    20,400  SCRIPPS CO (EW)-CL A                  849,150.00
     2,300  SFX BROADCASTING INC CL A              97,031.25
     7,500  SPELLING ENTERTAINMENT                 51,562.50
     6,940  TCI SATELLITE INT CL-A                 54,652.50
    80,700  TELE COMM LIBERTY MEDIA             1,916,625.00
    69,400  TELE COMM. INC CL A                 1,032,325.00
     8,600  TELULAR CORP                           30,637.50
     6,500  TENNANT CORP                          216,125.00
     7,900  UNITED INTL HLDGS CLASS A              81,962.50
    38,700  VIACOM INC                          1,148,906.25
    38,300  VIACOM INC CL B NON VTG             1,149,000.00
     2,400  XPEDITE SYSTEMS INC                    41,400.00

                BUSINESS SERVICES
    58,400  ADAPTEC INC                         2,029,400.00
     1,600  ALTERNATIVE RESOURCES CRP              32,600.00
    18,900  APOLLO GROUP INC CL A                 666,225.00
     2,700  APPLIX INC                             18,731.25
    19,500  BAY NETWORKS INC                      517,968.75
     3,700  BERLITZ INTL - NEW                     92,268.75
    11,100  BLOCK H&R INC                         357,975.00
     2,300  BRC HOLDINGS INC                       87,400.00
    15,900  CAMBRIDGE TECHNOLOGY PART             508,800.00
       500  CHILDRENS DISCOVERY CTRS                3,375.00
    20,550  CONCORD EFS INC                       531,731.25
     6,825  CORESTAFF INC                         184,275.00
    36,682  CUC INTERNATIONAL                     946,872.47
    27,100  DIAL CORPORATION (NEW)                423,437.50
    14,700  DUN & BRADSTREET                      385,875.00
     6,900  ECOLAB INC                            329,475.00
     2,600  EDUCATION ALTERNATIVES                 11,375.00
     6,200  EGGHEAD INC/WA                         24,412.50
    19,700  EQUIFAX INC                           732,603.60
     3,450  EQUITY CORP INTL                       83,448.60
    16,823  FISERV INC                            750,726.38
     2,700  GRC INTERNATIONAL INC COM              14,850.00
     3,100  IN FOCUS SYSTEMS INC                   79,437.50
       833  INTEGRATED SYS CONS GROUP               9,058.88
     7,000  INTEGRATED SYS INC                     82,250.00
       880  INTERIM SERVICES INC                   39,160.00
     8,600  INTERPUBLIC GROUP COS                 527,287.50
     5,500  INVESTMENT TECHNOLOGY GRP             147,812.50
     3,000  JDA SOFTWARE GROUP INC                102,375.00
    12,600  KELLY SERVICES INC CL A               395,325.00
     4,700  LABONE INC                             85,775.00
     2,700  LABOR READY INC                        27,337.50
     3,100  LAWYERS TITLE CORP                     58,512.50
     4,500  LEAP GROUP INC                         12,375.00
       800  LEASING SOLUTIONS INC                  12,200.00
    27,100  MANPOWER INC WIS                    1,205,950.00
    15,075  MCAFEE ASSOCS INC                     951,609.38
    23,700  MEDAPHIS CORP                         238,481.25
    13,400  METROMEDIA INTL GROUP                 170,012.50
    16,300  NATIONAL PROCESSING INC               167,075.00
    16,300  OGDEN CORP                            354,525.00
    26,000  OLSTEN CORP                           505,375.00
     8,900  OPEN MKT INC                          117,925.00
    38,400  PAGING NETWORK INC                    337,200.00
    35,550  PAYCHEX INC                         1,350,900.00
     2,700  PERSONNEL GROUP AMER INC               77,793.75
     1,900  PHYMATRIX CORP                         29,212.50
    15,500  PHYSICIAN COMPUTER NETWK              104,625.00
     3,600  PINKERTONS INC. NEW                   110,700.00
     2,700  PRE PAID LEGAL SVCS INC                57,206.25
     2,000  PROFIT RECOVERY GROUP INT              27,750.00
     1,100  PROTECTION ONE INC                     14,850.00
     9,200  QUARTERDECK OFFICE SYS                 23,287.50
       300  RED BRICK SYSTEMS INC                   2,156.25
    20,600  ROBERT HALF INTL INC.                 969,487.50
    11,800  ROLLINS INC                           237,475.00
       100  ROMAC INTERNATIONAL INC                 3,275.00
       800  RURAL / METRO CORP                     23,225.00
     2,700  SPS TRANSACTION SVCS INC               49,950.00
     7,248  STERLING COMMERCE, INC                238,278.00
    38,800  SUN MICROSYSTEMS                    1,444,087.50
     6,150  SYLVAN LEARNING SYS INC               209,100.00
     3,300  UNITOG CO NEW                          89,512.50
     2,100  VERSANT OBJECT TECHNOLOGY              12,600.00
    27,300  VIAD CORP                             525,525.00

                FOOD SERVICE
    15,000  APPLE SOUTH INC                       228,750.00
    14,100  BOB EVANS FARMS                       238,818.75
    21,700  BOSTON CHICKEN INC                    303,800.00
    25,400  BRINKER INTL                          361,950.00
    10,414  BUFFETS INC                            87,868.13
    15,600  CPC INTL INC                        1,440,082.80
    20,000  CRACKER BARREL CTRY STORE             530,000.00
    17,000  DARDEN RESTAURANTS INC                154,062.50
     3,600  DAVE & BUSTER'S INC                    96,300.00
    19,900  DOLE FOOD COMPANY                     850,725.00
     6,000  INTERNATL MULTIFOODS                  150,750.00
     7,500  INTL DAIRY QUEEN INC CL A             180,000.00
     2,100  INTL DAIRY QUEEN INC CL B              49,612.50
    13,400  LONE STAR STEAKHOUSE                  348,400.00
     2,600  LUBYS CAFETERIAS INC                   51,837.50
    26,900  MCCORMICK & CO                        679,225.00
    73,300  MCDONALDS CORP                      3,541,306.25
     2,850  MORRISON FRESH COOKING                 13,181.25
     3,800  MORRISON HEALTH CARE INC               60,562.50
    17,100  NPC INTERNATIONAL                     198,787.50
    15,900  OUTBACK STEAKHOUSE INC                384,581.25
     2,800  QUALITY DINING INC                     13,125.00
     5,500  ROCK BOTTOM RESTAURANTS                52,250.00
     3,700  RUBY TUESDAY INC                       83,018.75
     5,400  RYANS FAMILY STEAK HOUSE               46,237.50
     8,600  SAVANNAH FOODS & IND INC              151,037.50
     5,200  SHONEY'S INC                           30,875.00
    19,600  SIZZLER INTL INC                       57,575.00
    72,000  TYSON FOODS INC CL A                1,377,000.00
    13,800  WENDYS INTL INC                       357,944.40

                FOREIGN
     3,400  AMERIN CORP                            82,450.00
       100  ARBOR SOFTWARE                          3,525.00
       800  OLICOM A/S ORD                         12,501.56
       323  OLICOM A/S WTS   09/09/99               1,229.53

                HOTEL & MOTEL
     5,800  BRISTOL HOTEL CO                      223,300.00
    18,700  CHOICE HOTELS CORP INC                316,731.25
    34,400  CIRCUS CIRCUS ENTPR                   847,100.00
       880  CONSOLIDATED PRODUCTS INC              16,390.00
     7,244  DOUBLETREE CORPORATION                297,909.50
    10,554  EXTENDED STAY AMERICA INC             166,225.50
     1,493  GREATE BAY CASINO CORP                  2,052.88
       500  HAMMONS JOHN Q HOTELS                   4,625.00
     3,200  HARVEYS CASINO RESORTS                 56,200.00
    22,787  HFS INC                             1,321,646.00
    26,500  HILTON HOTELS CORP                    705,562.50
     8,900  HOLLYWOOD CASINO CRP CL A              26,700.00
    70,500  HOST MARRIOTT CORP                  1,255,781.25
    14,100  HOST MARRIOTT SERVICES                165,675.00
     7,900  INTERSTATE HOTELS CO                  232,560.20
    12,600  ITT CORP NEW                          769,387.50
    29,850  LA QUINTA MTR INNS                    652,968.75
    13,400  MARRIOTT INTL INC.                    822,425.00
    60,700  MIRAGE RESORTS INC                  1,532,675.00
     8,775  PAPA JOHNS INTL INC                   322,481.25
    11,600  PRIMADONNA RESORTS INC                224,025.00
    17,000  PROMUS HOTEL CORP                     658,750.00
     6,800  RED ROOF INNS INC                     122,400.00
     7,700  RIO HOTEL & CASINO                    115,981.25
     6,700  S BARRO INC                           185,925.00
     3,000  SHOLODGE INC                           44,437.50
     2,000  SUBURBAN LODGES OF AMERIC              42,000.00
       432  SUN INTERNATIONAL HOTELS               15,957.00
     7,600  TRUMP HOTELS & CASINO                  81,700.00
     4,100  UNO RESTAURANT CORP                    28,956.25

                HOUSING
     2,400  BEAZER HOMES USA INC                   38,400.00
     4,100  KAUFMAN & BROAD HOME CORP              72,006.25
    16,100  LENNAR CORP                           514,193.75
     9,400  MCGRATH RENTCORP                      192,700.00
     2,800  PALM HARBOR HOMES INC                  92,050.00
     2,600  PULTE CORP                             89,862.50
     6,000  WEST CO INC                           171,750.00

                MED SERV & SUPPLIES
     4,700  ADVANCED TECHNOLOGY LABS              202,100.00
     4,400  AKSYS LTD                              25,850.00
     2,300  APOGEE INC                             10,062.50
     7,700  ARTERIAL VASCULAR ENG.                247,843.75
     4,950  BEC GROUP INC                          22,275.00
     9,500  BECKMAN INSTRS INC NEW                458,375.00
     2,550  BIO RAD LABS INC. CL A                 66,459.38
    12,200  BIOMET INC                            227,225.00
    19,038  BOSTON SCIENTIFIC                   1,169,656.64
    56,200  CHIRON CORP                         1,173,175.00
     4,300  CNS INC                                39,237.50
     3,400  CONMED CORP                            57,800.00
     6,075  COVANCE INCORPORATED                  117,323.44
     9,900  CRYOMEDICAL SCIENCES INC.               4,331.25
    13,900  CYTOGEN CORP                           67,762.50
     2,400  EMCARE HOLDINGS INC                    87,900.00
     5,300  EMPI INC                               96,725.00
     4,400  EPITOPE INC.                           34,650.00
    37,620  FOUNDATION HEALTH SYS /A            1,140,356.25
     3,723  FPA MEDICAL MGT INC                    88,190.42
    22,800  GENZYME CORP-GENL DIV                 632,700.00
    13,300  HAEMONETICS CORP                      254,362.50
     3,400  HEALTH MANAGEMENT INC                     850.00
     5,800  HEALTH MGMT SYSTEMS INC                26,462.50
     5,767  HEALTHPLAN SERVICES CORP              108,852.13
   109,056  HEALTHSOUTH CORPORATION             2,719,638.53
     3,000  HEARTPORT INC                          52,875.00
    26,700  HILLENBRAND INDUS INC               1,268,250.00
    15,150  HLTH CARE & RETIRMNT CORP             505,631.25
     6,900  HUMAN GENOME SCIENCES                 229,425.00
    17,000  HUMANA INC                            393,125.00
     4,300  IDEC PHARMACEUTICALS CORP             104,275.00
     6,800  INTERMEDIA COMMUNICATIONS             220,150.00
    10,100  ISOLYSER INC                           27,459.38
     4,700  ISOMEDIX INC.                          73,731.25
    39,900  IVAX CORP                             448,875.00
    16,400  KINETIC CONCEPTS INC                  295,200.00
    40,700  LABORATORY CORP AMER HLDG             106,837.50
     5,700  LANDAUER INC.                         132,168.75
     3,750  LIFE TECH INC.                        104,062.50
     3,000  LIFECORE BIOMEDICAL INC                41,250.00
     3,000  LUNAR CORP.                            65,250.00
     6,600  MANOR CARE INC                        215,325.00
     5,800  MARQUETTE MED SYS-CL A                127,600.00
    15,200  MATRIA HEALTHCARE INC                  60,800.00
     6,300  MAXICARE HEALTH PLANS                 140,962.50
     2,400  MAXXIM MEDICAL INC                     41,700.00
     2,000  MEDICAL RESOURCES INC                  33,000.00
    19,903  MEDPARTNERS INC                       430,402.38
    25,700  MEDTRONIC INC                       2,081,700.00
    10,400  NABI INC                               68,900.00
     2,600  NCS HEALTHCARE INC                     78,975.00
     4,100  NEUREX CORP                            57,912.50
    10,000  NEUROMEDICAL SYSTEMS INC               55,312.50
    20,700  NOVACARE INC                          287,212.50
     6,000  ORGANOGENESIS INC                     117,000.00
     8,000  ORTHOLOGIC CORP                        44,000.00
     7,000  PALOMAR MEDICAL TECHNOLOG              16,625.00
     6,600  PARACELSUS HEALTH CORP                 33,412.50
     3,932  PHARMACEUTICAL PROD DEV                86,504.00
    11,483  QUEST DIAGNOSTICS INC                 236,119.19
    18,000  QUORUM HEALTH GROUP INC               643,500.00
     5,600  REGENCY HEALTH SERVICES                86,100.00
     2,500  SABRATEX CORP                          70,000.00
    23,300  SCIOS INC                             148,537.50
     3,450  SEROLOGICALS CORP                      79,350.00
       200  SERVICE EXPERTS INC                     4,900.00
    12,350  ST. JUDE MED INC.                     481,650.00
    32,000  STRYKER CORP                        1,116,000.00
     3,300  SULLIVAN DENTAL PRODS INC              60,225.00
    17,700  SUN HEALTHCARE GROUP INC              368,381.25
     3,400  TECHNE CORP                           102,850.00
       640  THERMEDICS DETECTION INC                7,680.00
     5,600  THERMO INSTR SYS INC COM              171,500.00
     3,500  THERMOTREX CORP                        86,843.75
     6,200  TRANSCEND SERVICES INC                 17,050.00
     4,200  TRANSITION SYSTEMS INCS                76,387.50
    17,900  VALUE HEALTH INC.                     362,475.00
    23,300  VENCOR INC                          1,007,725.00
     1,200  VITALINK PHARMACY SERVICE              22,950.00
     4,735  WELLPOINT HEALTH NETWORKS             217,218.13
     4,187  WESTAMERICA BANCORPATION              318,212.00

                REAL ESTATE
    26,600  CATELLUS DEV CORP                     482,125.00
     3,000  CENTEX CORP                           121,875.00
     2,850  FOREST CITY ENTER CL A                136,087.50

                TRANSPORTATION
     6,900  AIRBORNE FREIGHT CORP                 288,937.50
     4,800  ALASKA AIR GROUP INC                  123,000.00
    15,100  ALEXANDER & BALDWIN                   394,487.50
    16,300  AMERICA WEST HOLDINGS B               236,350.00
     9,600  AMR CORP                              888,000.00
     2,500  AMTRAN INC                             20,625.00
     3,500  ANSALDO SIGNAL NV                      15,312.50
     8,600  APL LTD                               268,750.00
     8,800  ARNOLD INDS INC                       149,600.00
    10,100  ASA HOLDINGS INC                      289,112.50
     5,300  AVONDALE INDS INC                     111,300.00
     2,200  BUDGET GROUP INC                       75,900.00
    15,500  BURLINGTON NRTHN SANTA FE           1,393,062.50
     4,200  CALIBER SYSTEM INC                    156,450.00
       700  CELADON GROUP INC                       8,050.00
     5,900  CIRCLE INTERNATIONAL GRP              155,612.50
    14,800  CNF TRANSPORTATION INC                477,300.00
     7,400  CONSOLIDATED FRTWYS CORP              121,175.00
    15,200  CONTINENTAL AIRLS CL B                531,050.00
     4,000  COVENANT TRANSPORT INC CL              65,500.00
    22,300  CSX CORP                            1,237,650.00
     8,300  DELTA AIR LINES INC                   680,600.00
     2,200  EAGLE USA AIRFREIGHT INC               59,675.00
    12,200  FEDERAL EXPRESS CORP                  704,550.00
     3,200  FLORIDA EAST COAST INDS               355,200.00
     6,700  GATX CORP                             386,925.00
     4,200  GREENBRIER                             47,512.50
    12,200  GREYHOUND LINES INC                    54,137.50
    12,700  HUNT JB TRANS SVCS INC                188,912.50
       400  HVIDE MARINE-CL A                       8,850.00
    20,300  ILL CENT COR SER A                    709,241.40
    12,500  KANSAS CTY SOUTHERN INDS              806,250.00
       800  KNIGHT TRANSPORTATION                  20,300.00
     2,400  MIDWEST EXPRESS HLDGS INC              65,700.00
    13,300  NORFOLK SOUTHERN CORP               1,339,975.00
    29,300  NORTHWEST AIR CL A                  1,065,787.50
     1,800  OLD DOMINION FGHT LINES                24,975.00
    14,400  OMI CORP.                             137,700.00
    11,900  OVERSEAS SHIPHOLDING GRP              233,537.50
    13,700  PITTSTON BRINKS GROUP                 411,000.00
     6,100  ROADWAY EXPRESS INC                   142,587.50
     8,600  RYDER SYSTEMS INC                     283,800.00
    15,300  SOUTHWEST AIRLINES CO                 395,887.50
     7,500  SWIFT TRANSN INC                      221,250.00
     4,700  TOWER AIR INC                          14,687.50
     5,900  U S AIR GROUP                         206,500.00
    18,800  UAL CORP NEW                        1,345,375.00
    43,072  UNION PACIFIC CORP                  3,036,576.00
       800  USA TRUCK INC                           9,000.00
    18,600  VALUJET INC                           128,456.25
     4,800  WESTERN PACIFIC AIRLINES               26,400.00
     8,645  WLR FOODS INC.                         70,240.63
     4,800  WORLDCORP INC                          12,300.00

                MISCELLANEOUS
     7,900  ACNIELSEN CORP                        155,037.50
     2,600  ALGOS PHARMACEUT                       47,450.00
     5,740  ALLEGIANCE CORP                       156,415.00
     7,300  AMERICAN CLASSIC VOYAGES               78,475.00
     4,200  ANCHOR GAMING                         200,550.00
     9,000  ARGOSY GAMING CORP                     29,250.00
    12,921  ASCENT ENTERTAINMENT GRP              117,902.30
    11,200  AUTOTOTE CORP CL A                     14,000.00
     5,082  BHA GROUP INC CLA A                    94,017.00
     2,500  BIOMATRIX INC                          47,500.00
     3,300  C/NET INC                              96,525.00
     6,150  CASINO AMER INC                        13,453.13
     4,700  CFW COMMUNICATIONS CO                  86,362.50
    14,700  COGNIZANT CORP                        595,350.00
    12,100  CUNO INC                              202,675.00
       200  DBT ONLINE                             10,750.00
    21,400  DISCOVERY ZONE INC                      2,140.00
     3,100  EDUCATION MGT CORP                     80,600.00
     4,300  EMPLOYEE SOLUTIONS INC                 23,918.75
    14,900  FEDERAL SIGNAL CORP                   374,362.50
     3,800  FLEETWOOD ENTERPRISES                 113,287.50
     7,964  GEMSTAR INTL GROUP LTD                146,338.50
    14,200  GTECH HLDGS CORP                      457,950.00
     3,300  HANDLEMAN CO-DEL                       21,037.50
     5,300  HEXCEL CORP NEW                        91,425.00
     3,225  INTL TECHNOLOGY CORP                   24,590.63
   142,900  JOHNSON & JOHNSON                   9,199,187.50
     3,000  JOHNSON WORLDWIDE ASSOC                38,625.00
     6,900  MAFCO CONS GRP RTS 1/1/99               3,018.75
     7,000  MALLINCKRODT                          273,000.00
     2,200  MINE SAFETY APPLIANCES                133,100.00
     6,300  PRESIDENT CASINOS INC                   3,543.75
     2,300  PRINS RECYCLING CORP                       71.88
    46,480  REPUBLIC INDUSTRIES INC             1,127,140.00
    24,900  ROYAL CARRIBEAN CRUISES               869,943.75
     6,100  SAFETY KLEEN CORP                     102,937.50
     2,500  SDL INC                                47,812.50
     5,400  SEATTLE FILMWORKS INC                  64,800.00
    13,000  STATION CASINOS INC                   108,875.00
    14,100  STEWART ENTERPRISES CL A              592,200.00
     8,100  STRATOSPHERE CORP                       3,543.75
     3,500  TETRA TECH INC NEW                     84,437.50
     3,900  THERMO REMEDIATION INC                 27,300.00
     2,200  THERMO TERRATECH INC                   25,025.00
     3,800  TICKETMASTER GROUP INC                 63,175.00
     2,100  UNITED NATURAL FOODS INC               44,100.00
     9,100  WATTS INC                             218,400.00

                TELECOMMUNICATIONS
    40,800  360 COMMUNICATIONS CO                 698,700.00
    18,000  AERIAL COMM INC                       153,000.00
    12,100  ALIANT COMM INC                       235,950.00
     2,800  ALLTRISTA CORP                         76,650.00
     2,700  BACOU USA INC                          43,875.00
     5,000  BILLING INFORMATION CON               174,375.00
     3,000  BOK FINL CORP COM NEW                 105,750.00
     4,000  BOSTON COMM GROUP                      57,500.00
     7,100  C TEC CORP                            247,612.50
     3,000  CENTRAL GARDEN & PET CO                75,000.00
    16,000  COMSAT CORPORATION                    381,000.00
     4,000  CORECOMM INC                           69,000.00
     2,000  DATA TRANSMISSION NETWORK              63,500.00
     8,000  FIRST PAC NETWORKS INC                    160.00
     1,700  INTERNATIONAL SHIPHOLDING              29,006.25
    24,200  LCI INTL INC                          529,375.00
     8,850  MASTEC INC                            418,715.63
    19,800  MOBILE TELECOMM TECH                  283,387.50
     4,100  ORION NETWORK SYSTEMS INC              45,100.00
     6,500  PRICELLULUAR CORP CL A                 59,718.75
    97,880  SBC COMMUNICATIONS INC              6,056,325.00
     4,400  TEKELEC                               155,650.00
     7,600  VIATEL INC                             51,300.00

               TOTAL MISCELLANEOUS           $136,567,185.53

                                           0.18%


     4,000  ADVANCED POLYMERS SYS INC              32,000.00
     4,400  AVATAR HOLDINGS                       147,400.00
     5,200  COLONIAL GAS CO.                      109,525.00
     2,700  FILM ROMAN INC                          4,725.00
     7,500  JASON INC.                             43,125.00
     7,500  MEDCO RESH INC.                        72,187.50
     7,400  SMART & FINAL INC.                    181,300.00
     3,500  STRAWBRIDGE & CLOTHIER CO              56,875.00
     1,863  TCF FINANCIAL CORP                     91,985.63
    22,642  UNION PLANTERS CORP                 1,174,553.75
       100  UNITED DENTAL CARE INC                  1,500.00
    15,000  UNITED DOMINION INDUS.                368,437.50
     2,400  WET SEAL INC CL A                      75,750.00

                             TOTAL             $2,359,364.38

                                 TOTAL COMMON STOCK       $1,297,947,688.76

OTHER

                                           1.72%

                CASH EQUIVALENTS
22,764,058  AIM SHORT TERM INV SER 2           22,764,057.97

                             TOTAL            $22,764,057.97

                                        TOTAL OTHER          $22,764,057.97


             TOTAL INVESTMENTS -         100.00%          $1,320,711,746.73
             (cost $1,017,613,482)

See accompanying notes to financial statements